UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14 (a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Section 240.14a-12

INTEVAC, INC.

(Exact Name of Registrant as Specified in its Charter)

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April 10, 2019

Dear Stockholder:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of Intevac, Inc., a Delaware corporation, which will be held Wednesday, May 15, 2019 at 3:30 p.m., Pacific daylight time, at our principal executive offices located at 3560 Bassett Street, Santa Clara, California 95054. The accompanying notice of Annual Meeting, proxy statement and form of proxy card are being distributed to you on or about April 10, 2019.

Details regarding admission to the Annual Meeting and the business to be conducted are described in the accompanying proxy materials. Also included is a copy of our 2018 Annual Report. We encourage you to read this information carefully.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet, by telephone or by mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person. Please review the instructions on the proxy card regarding each of these voting options.

Thank you for your ongoing support of Intevac. We look forward to seeing you at the Annual Meeting. Please notify Kasey Souza at (408) 496-2242 if you plan to attend.

Sincerely yours,

Wendell Blonigan

President and Chief Executive Officer

INTEVAC, INC.

3560 Bassett Street

Santa Clara, California 95054

NOTICE OF ANNUAL MEETING

FOR 2019 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Wednesday, May 15, 2019 at 3:30 p.m., Pacific daylight time.

Place:	Intevac’s principal executive offices, located at: 3560 Bassett Street, Santa Clara, California 95054.

Items of Business:	(1) To elect seven directors to serve for the ensuing year or until their respective successors are duly elected and qualified.

(2) To approve an amendment to the Intevac 2003 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 500,000 shares.

(3) To ratify the appointment of BPM LLP as Intevac’s independent public accountants for the fiscal year ending December 28, 2019.

(4) To approve, on a non-binding, advisory basis, compensation paid to Intevac’s Named Executive Officers (“NEOs”).

(5) To transact such other business as may properly come before the Annual Meeting or any postponement, adjournment or other delay thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

Adjournments and Postponements:

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote if you were a stockholder of record as of the close of business on March 26, 2019.

Voting:

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the proxy statement and submit your proxy card or vote on the Internet or by telephone as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About Procedural Matters” and the instructions on the enclosed proxy card.

All stockholders are cordially invited to attend the Annual Meeting in person.

By Order of the Board of Directors,

JAMES MONIZ

Executive Vice President, Finance and

Administration, Chief Financial Officer and

Treasurer

This notice of Annual Meeting, proxy statement and accompanying form of proxy card are first being distributed on or about April 10, 2019.

Page
Questions and Answers About Procedural Matters	1
Annual Meeting	1
Stock Ownership	1
Quorum and Voting	1
Stockholder Proposals and Director Nominations	5
Additional Information about the Proxy Materials	6
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING TO BE HELD ON MAY 15, 2019	6
Proposal One – Election of Directors	7
Majority Voting Standard	7
Nominees	7
Business Experience and Qualifications of Nominees for Election as Directors	8
Proposal Two – Approval of an Amendment to the Intevac 2003 Employee Stock Purchase Plan to Increase the Number of Shares Reserved for Issuance Thereunder by 500,000 Shares	10
Summary of the 2003 Employee Stock Purchase Plan	10
Certain Federal Income Tax Information	12
Amendment and Termination of the 2003 ESPP	12
2003 ESPP Transactions for Certain Individuals and Groups	13
Proposal Three – Ratification of Independent Public Accountants	14
Principal Accountant Fees and Services	14
Pre-Approval of Audit and Permissible Non-Audit Services	14
Proposal Four – Advisory Vote to Approve Executive Compensation	15
Compensation Program and Philosophy	15
Corporate Governance Matters	16
Code of Business Conduct and Ethics	16
Independence of the Board	16
Board Meetings and Committees	16
Attendance at Annual Stockholder Meetings by the Board	17
Contacting the Board of Directors	19
Executive Compensation and Related Information	20
Compensation Discussion and Analysis	20
2018 Summary Compensation Table	34
Outstanding Equity Awards at 2018 Fiscal Year-End	35
Potential Payments upon Termination or Change of Control	36
Compensation of Directors	39
Equity Compensation Plan Information	40
Security Ownership of Certain Beneficial Owners and Management	41
Certain Relationships and Related Party Transactions	43
Section 16(a) Beneficial Ownership Reporting Compliance	43
Audit Committee Report	44
Other Business	45

INTEVAC, INC.

3560 Bassett Street

Santa Clara, California 95054

PROXY STATEMENT

FOR 2019 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT PROCEDURAL MATTERS

Annual Meeting

Q:	Why am I receiving these proxy materials?

A:

The Board of Directors (the “Board”) of Intevac, Inc. (“we,” “us,” “Intevac” or the “Company”) is providing these proxy materials to you in connection with the solicitation by the Board of proxies for use at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held Wednesday, May 15, 2019 at 3:30 p.m., Pacific daylight time, or at any adjournment or postponement thereof for the purpose of considering and acting upon the matters set forth herein. The notice of Annual Meeting, this proxy statement and accompanying form of proxy card are being distributed to you on or about April 10, 2019.

Q:	Where is the Annual Meeting?

A:	The Annual Meeting will be held at Intevac’s principal executive offices, located at 3560 Bassett Street, Santa Clara, California 95054. The telephone number at that location is 408-986-9888.

Q:	Can I attend the Annual Meeting?

A:

You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner as of March 26, 2019. You should bring photo identification for entrance to the Annual Meeting and proof of your holdings. The meeting will begin promptly at 3:30 p.m., Pacific daylight time.

Stock Ownership

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

Stockholders of record – If your shares are registered directly in your name with Intevac’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record.” These proxy materials have been sent directly to you by Intevac, and we will have a list of all such stockholders at the meeting site.

Beneficial owners – Many Intevac stockholders hold their shares through a broker, trustee or other nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name.” In this case the proxy materials will have been forwarded to you by your broker, trustee or nominee, who is considered, with respect to those shares, the stockholder of record.

As the beneficial owner, you have the right to direct your broker, trustee or other nominee on how to vote your shares, and if you do not do so then most of the proposals will not receive the benefit of your vote. For directions on how to vote shares beneficially held in street name, please refer to the voting instruction card provided by your broker, trustee or nominee. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote those shares at the Annual Meeting.

Quorum and Voting

Q:	How many shares must be present in person or represented by proxy to conduct business at the Annual Meeting?

A:

The presence of the holders of a majority of the shares of Intevac’s common stock, par value $0.001 per share (the “Common Stock”) entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they (1) are present in person at the Annual Meeting or (2) have properly submitted a proxy.

Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting.

A broker non-vote on a proposal occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Q:	Who is entitled to vote at the Annual Meeting?

A:

Holders of record of Intevac’s Common Stock at the close of business on March 26, 2019 (the “Record Date”) are entitled to receive notice of and to vote their shares at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date.

At the Record Date, we had 22,960,131 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting, held by 79 stockholders of record. We believe that approximately 4,089 beneficial owners hold shares through brokers, fiduciaries and nominees. No shares of Intevac’s preferred stock were outstanding.

Q:	What shares may I vote?

A:

You may vote all of the Intevac shares owned by you as of the close of business on the Record Date. Each stockholder is entitled to one vote for each share held as of the Record Date on all matters presented at the Annual Meeting. Stockholders are not entitled to cumulate their votes in the election of directors.

Q:	How many directors may I vote for?

A:	Stockholders may vote for up to seven nominees for director. The Board recommends that you vote “FOR” all seven of the Board’s nominees for director.

Q:	How can I vote my shares in person at the Annual Meeting?

A:

Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card or voting instructions as described below, so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For instructions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instructions provided to you by your broker, trustee or nominee.

By mail – Stockholders of record of Intevac Common Stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Intevac stockholders who hold shares beneficially in street name may vote by mail by following the voting instructions provided by their brokers, trustees or nominees and mailing them in the accompanying pre-addressed envelopes.

By Internet – Stockholders of record of Intevac Common Stock with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards until 11:59 p.m., Eastern daylight time, on Tuesday, May 14, 2019. Most Intevac stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, trustees or nominees. Please check the voting instructions for Internet voting availability.

By telephone – Stockholders of record of Intevac Common Stock who live in the United States, Puerto Rico or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards until 11:59 p.m., Eastern daylight time, on Tuesday, May 14, 2019. Most Intevac stockholders who hold shares beneficially in street name may vote by phone by calling the number specified in the voting instructions provided by their brokers, trustees or nominees. Please check the voting instructions for telephone voting availability.

Q:	What proposals will be voted on at the Annual Meeting?

A:	At the Annual Meeting, stockholders will be asked to vote on:

(1)	The election of seven directors to serve for the ensuing year or until their respective successors are duly elected and qualified;

(2)	An amendment to the Intevac 2003 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 500,000 shares;

(3)	The ratification of the appointment of BPM LLP as independent public accountants of Intevac for the fiscal year ending December 28, 2019; and

(4)	The approval, on a non-binding, advisory basis, of the compensation paid to Intevac’s Named Executive Officers (“NEOs”).

Q:	What is the voting requirement to approve each of the proposals?

A:

Election of Directors (Proposal One): Under our Bylaws and our corporate governance guidelines, each director must be elected by the affirmative vote of a majority of votes represented and voting at the Annual Meeting, or “votes cast”, in an uncontested election. This means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee in an uncontested election. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the seven nominees for election as director. The Board will nominate for election or reelection only those candidates who agree to tender, promptly following such candidate’s election or reelection, an irrevocable resignation effective upon (i) such candidate’s failure to receive the required vote for election at the next meeting at which they would stand for election and (ii) acceptance of such resignation by the Board. In an uncontested election, if an incumbent director does not receive a majority of votes cast “FOR” his or her election, the Nominating and Governance Committee is then required to make a recommendation to the Board as to whether it should accept such resignation. Thereafter, the Board is required to decide whether to accept such resignation. In contested elections, the required vote would be a plurality of votes cast. Nominees elected as directors of Intevac shall serve for a term of one year or until their respective successors have been duly elected and qualified

Equity Plan Proposal (Proposal Two): Approval of an amendment to Intevac’s 2003 Employee Stock Purchase Plan (Proposal Two) requires the affirmative vote of holders of a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” for this proposal.

Ratification of BPM LLP (Proposal Three): With respect to Proposal Three, stockholder ratification of the selection of BPM LLP as Intevac’s independent public accountants is not required by our Bylaws or other applicable legal requirements. However, the Board is submitting the selection of BPM LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year, if it determines that such a change would be in the best interests of Intevac and its stockholders. Ratification of the selection of BPM LLP requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal.

Advisory Vote on Executive Compensation (Proposal Four) – The affirmative vote of a majority of votes cast is required to approve, on a non-binding, advisory basis, the compensation of the NEOs. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Because your vote is advisory, it will not be binding on us or the Board. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Q:	What effect do abstentions and broker non-votes have on the proposals?

A:	Shares voted “ABSTAIN” and shares not represented at the meeting will have no effect on the election of directors. For each of the other proposals, abstentions have the same effect as “AGAINST” votes.

If you are a beneficial holder and do not provide specific voting instructions to your broker or other nominee, the broker or other nominee that holds your shares will not be able to vote your shares, which will result in “broker non-votes” on proposals other than the ratification of the appointment of BPM LLP as Intevac’s independent auditor for Fiscal 2019. Consequently, if you do not submit any voting instructions to your broker or other nominee, your broker or other nominee may exercise its discretion to vote your shares on Proposal Three to ratify the appointment of BPM LLP. Broker non-votes will not be counted in the tabulation of the voting results on any of the proposals.

Q:	How does the Board recommend that I vote?

A:	The Board unanimously recommends that you vote your shares:

•	“FOR” the election of all of the nominees as director listed in Proposal One;

•	“FOR” the adoption of the amendment to add an additional 500,000 shares to the Intevac 2003 Employee Stock Purchase Plan;

•	“FOR” the proposal to ratify the selection of BPM LLP as Intevac’s independent public accountants for the fiscal year ending December 28, 2019; and

•	“FOR” the approval, on a non-binding, advisory basis, of the compensation of Intevac’s NEOs.

Q:	If I sign a proxy, how will it be voted?

A:

All shares entitled to vote and represented by properly executed proxy cards received prior to the applicable deadlines described above (and not revoked) will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards. Assuming there is no contested election and if no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. Intevac does not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	Can I change or revoke my vote?

A:	Subject to any rules and deadlines your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

If you are a stockholder of record, you may change your vote by (1) filing with Intevac’s Secretary, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares, or (2) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). A stockholder of record that has voted on the Internet or by telephone may also change his or her vote by making a timely and valid later Internet or telephone vote.

If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, trustee or other nominee or (2) if you have obtained a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

Any written notice of revocation or subsequent proxy card must be received by Intevac’s Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to Intevac’s Secretary or should be sent so as to be delivered to Intevac’s principal executive offices in a timely fashion, Attention: Secretary.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:

Intevac will bear all expenses of this solicitation, including the cost of preparing and mailing these proxy materials. Intevac may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of

Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of Intevac may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Intevac may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be significant.

Q:	How do I attend the Annual Meeting?

A:

Attendance at the Annual meeting will be limited to stockholders and the Company’s invited guests. Each stockholder may be asked to present a valid picture identification, such as a driver’s license or passport. Stockholders holding shares of Common Stock in brokerage accounts or through a bank or other nominee may be required to show a brokerage statement or account statement reflecting stock ownership. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. You may contact the Company at 1-408-986-9888 for directions to the Annual Meeting.

If you are a stockholder of record as of the Record Date, you may vote your shares of Common Stock in person by ballot at the Annual Meeting. If you hold your shares of Common Stock through a bank or broker, you will not be able to vote in person by ballot at the Annual Meeting unless you have previously requested and obtained a “legal proxy” from you bank or broker and present it at the Annual Meeting.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting and will publish final results in a Form 8-K within four business days after the Annual Meeting.

Stockholder Proposals and Director Nominations

Q:	What is the deadline to propose actions for consideration at next year’s Annual Meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Requirements for stockholder proposals to be considered for inclusion in Intevac’s proxy materials – Stockholders may present proper proposals for inclusion in Intevac’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to Intevac’s Secretary in a timely manner. Assuming a mailing date of April 10, 2019 for this proxy statement, in order to be included in the proxy statement for the 2020 annual meeting of stockholders, stockholder proposals must be received by Intevac’s Secretary no later than December 12, 2019, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Requirements for stockholder proposals to be brought before an annual meeting – In addition, Intevac’s Bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by (1) the Board, (2) the Nominating and Governance Committee or (3) any stockholder entitled to vote who has delivered written notice to Intevac’s Secretary no later than the Notice Deadline (as defined below), which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations.

Intevac’s Bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board, (2) properly brought before the meeting by or at the direction of the Board or (3) properly brought before the meeting by a stockholder who has delivered written notice to the Secretary of Intevac no later than the Notice Deadline (as defined below).

The “Notice Deadline” is defined as that date which is 120 days prior to the one-year anniversary of the date on which Intevac first mailed its proxy materials to stockholders for the previous year’s annual meeting of stockholders. As a result, assuming a mailing date of April 10, 2019 for this proxy statement, the Notice Deadline for the 2020 annual meeting of stockholders is December 12, 2019.

If a stockholder who has notified Intevac of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, Intevac need not present the proposal for a vote at such meeting.

Q:	How may I obtain a copy of the bylaw provisions regarding stockholder proposals and director nominations?

A:

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Secretary of Intevac. All notices of proposals by stockholders, whether or not to be included in Intevac’s proxy materials, should be sent to Intevac’s principal executive offices, Attention: Secretary.

Additional Information about the Proxy Materials

Q:	What should I do if I receive more than one set of proxy materials?

A:

You may receive more than one set of proxy materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each Intevac proxy card or voting instruction card that you receive to ensure that all your shares are voted.

Q:	How may I obtain a separate set of proxy materials or the 2018 Annual Report?

A:	If you share an address with another stockholder, each stockholder may not receive a separate copy of the proxy materials and 2018 Annual Report.

Stockholders who do not receive a separate copy of the proxy materials and 2018 Annual Report may request to receive a separate copy of the proxy materials and 2018 Annual Report by calling 408-986-9888 or by writing to Investor Relations at Intevac’s principal executive offices. Upon such an oral or written request, we will promptly deliver the requested materials. Alternatively, stockholders who share an address and receive multiple copies of our proxy materials and 2018 Annual Report can request to receive a single copy by following the instructions above, although each stockholder of record or beneficial owner must still submit a separate proxy card.

Q:	What is the mailing address for Intevac’s principal executive offices?

A:	Intevac’s principal executive offices are located at 3560 Bassett Street, Santa Clara, California 95054.

Any written requests for additional information, additional copies of the proxy materials and 2018 Annual Report, notices of stockholder proposals, recommendations of candidates to the Board, communications to the Board or any other communications should be sent to this address.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING TO BE HELD ON MAY 15, 2019.

The proxy statement and the 2018 Annual Report are available at www.intevac.com.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the Annual Meeting, seven directors (constituting the entire board) are to be elected to serve until the next Annual Meeting of Stockholders and until a successor for any such director is elected and qualified, or until the earlier death, resignation or removal of such director.

It is intended that the proxies will be voted for the seven nominees named below unless authority to vote for any such nominee is withheld. The seven nominees are currently directors of Intevac. Except for Dr. Jamison, who was appointed to the Board on August 15, 2018, each of the nominees was elected to the Board by the stockholders at the last annual meeting. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any other person who is designated by the current Board to fill the vacancy. The proxies solicited by this proxy statement may not be voted for more than seven nominees.

Dr. Jamison, who is standing for election to the Board, was identified through an internal search initiated in 2018 by the Board. The process was managed by the Nominating and Governance Committee which included the participation of Messrs. Dury, Barber, Blonigan, Popovich, Rohrs and Schaefer, to assist in the identification of new director candidates and to facilitate the process of evaluating those candidates as potential directors. Dr. Jamison was recommended by Mr.  Dury.

Majority Voting Standard

Under Intevac’s Bylaws, in order to be elected, a nominee must receive the votes of a majority of the votes cast with respect to such nominee in uncontested elections (which is the case for the election of directors at the 2019 Annual Meeting), which means the number of votes “for” a nominee must exceed the number of votes “against” that nominee. Abstentions are not counted as votes cast. If an incumbent director receives more “against” than “for” votes, he or she is expected to tender his or her resignation in accordance with our corporate governance guidelines.

In accordance with our Bylaws and our corporate governance guidelines, the Board will nominate for election or reelection only those candidates who agree to tender, promptly following such candidate’s election or reelection, an irrevocable resignation effective upon (i) such candidate’s failure to receive the required vote for election at the next meeting at which they would stand for election and (ii) acceptance of such resignation by the Board. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation promptly following their election to the Board.

If an incumbent director fails to receive the required vote for reelection, then the Nominating and Governance Committee will consider the offer of resignation and recommend to the Board the action to be taken, and the Board will publicly disclose its decision as to whether to accept or reject the offered resignation.

Any director whose resignation is under consideration shall abstain from participating in any decision of the Nominating and Governance Committee or the Board itself regarding that resignation.

Nominees

Set forth below is information regarding the nominees to the Board.

Name of Nominee	Position(s) with Intevac	Age
David S. Dury	Chairman of the Board	70
Wendell T. Blonigan	President and Chief Executive Officer (“CEO”)	57
Kevin D. Barber	Director	58
Stephen A. Jamison	Director	70
Mark P. Popovich	Director	56
Thomas M. Rohrs	Director	68
John F. Schaefer	Director	76

The Board of Directors unanimously recommends a vote “FOR” all the nominees listed above.

Business Experience and Qualifications of Nominees for Election as Directors

Each nominee brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, financial management and operations. Set forth below are the conclusions reached by the Board with regard to each of its directors.

As described elsewhere in this proxy under the heading “Policy Regarding Board Nominees”, the Company believes that Board members should possess a balance of knowledge, experience and capability, and considers the following issues: the current size and composition of the Board and the needs of the Board and the respective committees of the Board, such factors as issues of character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like, the relevance of the candidate’s skills and experience to the business, and such other factors as the Nominating and Governance Committee may consider appropriate. In addition to fulfilling the above criteria, the Board has determined that 6 of the 7 directors named above are considered independent under applicable Nasdaq rules.

Mr. Dury has served as Chairman of the Board since August 2017 and as a director of Intevac since July 2002 and previously served as the Lead Independent Director from 2007 to 2017. Mr. Dury has served as the Chairman of the Nominating and Governance Committee since February 2018. Mr. Dury has previously served on the Audit Committee both as a member and as the Chairman from 2002 to 2017 and on the Compensation Committee both as a member and as the Chairman from 2013 to 2017. Mr. Dury served as a co-founder of Mentor Capital Group, a venture capital firm from July 2000 until his retirement in May 2009. From 1996 to 2000, Mr. Dury served as Senior Vice President and Chief Financial Officer (“CFO”) of Aspect Development, a software development firm. Mr. Dury holds a BA in psychology from Duke University and an MBA from Cornell University. The Board believes Mr. Dury’s qualifications to sit on our Board include his executive experience as a partner in a venture capital firm, his experience with financial accounting matters as a previous CFO, as well as his operational, management and corporate governance expertise working on other companies’ boards of directors.

Mr. Blonigan joined Intevac in July 2013 as President and CEO and has served as a director of Intevac since August 2013. Prior to joining Intevac, Mr. Blonigan co-founded Orbotech LT Solar in 2009 and served as the company’s CEO until 2013. From 2006 until 2009, he was the Chief Operating Officer at Photon Dynamics, an electronics company. In 1991, Mr. Blonigan joined Applied Materials’ AKT display subsidiary. During his tenure at AKT, he held various positions. In 2003, he was appointed President and served in this role until 2006; from 1999 through 2003 he was Vice President, and prior to that time he was Director of Engineering and New Product Development. Mr. Blonigan holds a BS in electronic engineering technology from DeVry University Missouri Institute of Technology. The Board believes Mr. Blonigan’s qualifications to sit on our Board include his years of executive experience for a large multinational company in the high technology display and solar industries, including as our CEO, his strong leadership abilities, management skills and technical expertise.

Mr. Barber was appointed as a director of Intevac in February 2018. Mr. Barber currently serves as a member of the Audit Committee and previously served as a member of the Compensation Committee through February 2019. Mr. Barber currently serves as the CEO of Thin Film Electronics ASA, a printed electronics company. Prior to joining Thin Film Electronics, Mr. Barber served from 2011 until 2018 as the Senior Vice President and General Manager of the Mobile Division of Synaptics, a provider of interface technologies. From 2008 until 2010, Mr. Barber served as CEO and president of ACCO Semiconductor, Inc., a fabless semiconductor company serving the mobile communications market. From 2006 to 2008, Mr. Barber served as a consultant for PRTM Management Consultants Inc. From 2003 until 2006, Mr. Barber served in various roles at Skyworks Solutions, a provider of analog semiconductors, including senior vice president and general manager, mobile platforms, and earlier, RF solutions, and senior vice president, operations. From 1997 to 2002, Mr. Barber served as senior vice president of operations for Conexant Systems. Mr. Barber holds a Bachelor of Science degree in Electrical Engineering from San Diego State University and a Master’s degree in Business Administration from Pepperdine University. The Board believes Mr. Barber’s qualifications to sit on our Board include his experience as a CEO of a printed electronics company, his years of operational and management experience in the mobile display and handset, tablet, and semiconductor device industries.

Dr. Jamison was appointed as a director of Intevac in August 2018. Dr. Jamison currently serves as a member of the Compensation Committee. From 2011 until 2018, Dr. Jamison served as a senior program consultant for night vision technology at Fibertek, a developer of laser and electro-optics, assigned to U.S. Army Night Vision Lab (NVESD). From 2009 until 2011, Dr. Jamison served as a technology fellow with Rand Corporation also at NVESD. From 2001 until 2008, Dr. Jamison served as a vice president and general manager of BAE Systems, a defense contractor. Prior posts include vice president of engineering and vice president of operations at Lockheed Martin, a defense and aeronautics company, Director and Chief Engineer at Loral, a defense electronics company, and Manager and Section Head at Honeywell, a defense contractor. Dr. Jamison holds PhD in physics from Brown University. The Board believes Dr. Jamison’s qualifications to sit on our Board include his years of operational and management experience in the defense electronics industry.

Mr. Popovich was appointed as a director of Intevac in February 2018. Mr. Popovich has served as a member of the Nominating and Governance Committee since his appointment to the Board in 2018 and on the Audit Committee since March 2019. Mr. Popovich currently serves as the CEO of 3D Glass Solutions, a privately-held company producing glass-based system-on-chip and system-in-package devices. Prior to 3D Glass, in 2017, Mr. Popovich was Chief Strategy Officer of Semblant, Inc., a start-up specializing in waterproof nano-coatings for consumer electronics products. From 2013 until 2017, Mr. Popovich held corporate vice president positions at Henkel Corporation, a multi-national chemical and consumer goods company. From 2002 until 2013, Mr. Popovich served as general manager, vice president at Amkor Technology, an outsourced provider in the semiconductor assembly and packaging industry. From 1996 until 2002, Mr. Popovich served as a director at ChipPAC Inc., a semiconductor company. From 2015 to 2017 Mr. Popovich served on the Boards of Directors of Vitriflex Inc., a private company and Dropwise Technology Corporation, a private company. Mr. Popovich holds a Bachelor of Science degree in Ceramic Science & Engineering from Pennsylvania State University. The Board believes Mr. Popovich’s qualifications to sit on our Board include his years of operational and management experience in the semiconductor advance packaging industry.

Mr. Rohrs has served as a director of Intevac since October 2010. Mr. Rohrs currently serves as the Chairman of the Audit Committee and has served as member of both the Audit Committee and the Compensation Committee since 2010. Mr. Rohrs has held executive positions at leading Silicon Valley technology companies. Mr. Rohrs currently serves as the CEO of Ichor Systems, a turnkey manufacturer of fluid delivery systems for the semiconductor industry. Mr. Rohrs was the CEO of Skyline Solar, a consumer solar electricity company, from 2010 through 2013, the CEO of Electroglas, a semiconductor equipment company, from 2006 through 2009, Senior Vice President of Global Operations for Applied Materials, a semiconductor, solar and display equipment company, from 1997 through 2002 and Vice President of Worldwide Operations for Silicon Graphics, a manufacturer of computer hardware and software, from 1992 through 1997. Mr. Rohrs currently serves as Chairman of the Board of Ichor Systems and as a member of the Board of Directors of Advanced Energy and was a director of Magma Design Automation from 2003 to 2012. He received a BS in mechanical engineering from the University of Notre Dame and an MBA from Harvard Business School. The Board believes Mr. Rohrs’ qualifications to sit on our Board include his experience as a CEO of a semiconductor equipment manufacturing company, his operational, management and corporate governance expertise working on other companies’ boards of directors and his years of experience in the semiconductor, solar photovoltaic and electronics industries.

Mr. Schaefer has served as a director of Intevac since July 2010. Mr. Schaefer currently serves as the Chairman of the Compensation Committee and has been a member of the Compensation Committee since 2010. Mr. Schaefer served as a member of the Audit Committee from 2018 through March 2019. Mr. Schaefer has served as a member on the Nominating and Governance Committee since 2010. Mr. Schaefer served as the Chairman and CEO of Phase Metrics, a manufacturer of test equipment in the hard disk drive industry, from 1994 through 2001, President, Chief Operating Officer and Director of McGaw Incorporated, a producer of intravenous products and devices, from 1992 to 1994, President, CEO and Director of Levolor Corporation, a manufacturer of custom window treatment systems, from 1989 to 1992, and Corporate Officer and Director of Baker Hughes Incorporated, a provider of services and equipment for the oilfield and process industries, from 1974 to 1988. Mr. Schaefer also served as a Staff Assistant to the President of the United States between 1971 and 1974. Mr. Schaefer served on the Board of Directors of Websense from 2001 to 2013. He received a BS in engineering from the United States Naval Academy and an MBA from Harvard Business School. The Board believes Mr. Schaefer’s qualifications to sit on our Board include his experience as a CEO of a manufacturing company, his operational, management and corporate governance expertise working on other companies’ boards of directors and his years of experience in the hard disk drive and oil and gas capital equipment industries.

PROPOSAL TWO

APPROVAL OF AN AMENDMENT TO THE INTEVAC 2003 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED THEREUNDER BY 500,000 SHARES

The Intevac 2003 Employee Stock Purchase Plan (the “2003 ESPP”) was originally adopted by our Board and approved by our stockholders in 2003, and was last approved by our stockholders in 2018. Employees have participated in the 2003 ESPP or its predecessor plan, the 1995 Employee Stock Purchase Plan, since 1995. We are asking our stockholders to approve an amendment to the 2003 ESPP to increase the number of shares of our Common Stock that may be issued under the 2003 ESPP by 500,000 shares. We expect that this increase to the number of shares available for issuance under 2003 ESPP to be sufficient to meet the plan’s needs for at least another year.

The 2003 ESPP provides us an important incentive tool for our employees and helps us to attract, retain and motivate our employees whose skills and performance are critical to our success. We strongly believe that the 2003 ESPP is essential for us to compete for talent in the labor markets in which we operate and our Board has determined that it is in our best interests and the best interests of our stockholders to make an additional 500,000 shares of our Common Stock available for purchase under the 2003 ESPP. As such, the Board has put forth for approval of our stockholders an amendment to the 2003 ESPP to increase the number of shares reserved thereunder by 500,000 shares of our Common Stock. If our stockholders approve this Proposal Two, the aggregate number of shares available for issuance under the 2003 ESPP since its inception will be 5,058,000, and the total number of shares of Common Stock that remain available to be issued in the future under such plan will be approximately 744,000 shares. The requested increase represents approximately 2.2% of the outstanding shares of our Common Stock as of March 31, 2019, and the total number of shares available for issuance under the 2003 ESPP would be approximately 3.2% of the outstanding shares of our Common Stock as of March 31, 2019.

The Board of Directors unanimously recommends a vote “FOR” the amendment to the 2003 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 500,000 shares.

Summary of the 2003 Employee Stock Purchase Plan

The following paragraphs provide a summary of the principal features of the 2003 ESPP and its operation. The following summary is qualified in its entirety by reference to the 2003 ESPP as set forth in Appendix A.

General

The 2003 ESPP was originally adopted by our Board in January 2003 and approved by our stockholders in May 2003. The purpose of the 2003 ESPP is to provide employees with an opportunity to purchase our Common Stock through payroll deductions.

Administration

Our Board or a committee appointed by the Board administers the 2003 ESPP. All questions of construction, interpretation or application of the 2003 ESPP are determined by the Board or the committee, and its decisions are final, conclusive and binding upon all participants.

Eligibility

Each of our employees, or the employees of our designated subsidiaries, whose customary employment is for at least twenty (20) hours per week and more than five (5) months per calendar year is eligible to participate in the 2003 ESPP; except that no employee may be granted a purchase right under the 2003 ESPP (i) to the extent that, immediately after the grant, such employee (or any person whose stock would be attributable to such employee) would own our stock or the stock of our parent corporation or any of our subsidiaries and/or hold outstanding options to purchase stock possessing 5% or more of the total voting power or total value of all classes of our stock or our parent corporation or any of our subsidiaries, or (ii) to the extent that his or her rights to purchase stock under all of our employee stock purchase plans or those of our parent corporation or any of our subsidiaries accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such purchase right is granted) for each calendar year in which such purchase right is outstanding. As of March 31, 2019, approximately 231 employees were eligible to participate in the 2003 ESPP. Eligible employees have the opportunity to elect to participate in the 2003 ESPP approximately twice per year.

Offering Period

Shares of our Common Stock are offered for purchase under the 2003 ESPP through a series of successive offering periods, each with a maximum duration of approximately twenty-four (24) months, with each new offering period starting on a date determined by the plan administrator. The plan administrator has the authority to change the duration of the offering periods, including the commencement dates thereof, with respect to future offerings without stockholder approval if such change is announced prior to the start of the first offering period affected, except with respect to automatic transfers to lower price offering periods, as described below. Each offering period is comprised of a series of one or more successive purchase intervals. Purchase intervals within each offering period last approximately six (6) months and run from the first trading day in February to the last trading day in July each year and from the first trading day in August each year to the last trading day in January of the following year. Should the fair market value of our Common Stock on any semi-annual purchase date within an offering period be less than the fair market value per share on the start date of that offering period, then that offering period automatically terminates immediately after the purchase of shares on such purchase date, and such participants are automatically re-enrolled in a new offering period that commences on the next trading day following the purchase date. The plan administrator may shorten the duration of such new offering period within five (5) business days following the start date of such new offering period.

Purchase Price

The purchase price of our Common Stock acquired under the 2003 ESPP is equal to 85% of the lower of (i) the fair market value per share of our Common Stock on the first day of the offering period or, if different, on the participant’s entry date into the offering period or (ii) the fair market value on the semi-annual purchase date. The fair market value of our Common Stock on any relevant date will be the closing sales price per share as reported on the Nasdaq National Market (or the closing bid, if no sales were reported), or the mean of the closing bid and asked prices if our Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, as quoted on such exchange or reported in the Wall Street Journal or such other source as the plan administrator deems reliable.

Payment of Purchase Price; Payroll Deductions

Each participant’s purchase price of the shares is accumulated by payroll deductions throughout each purchase interval. A participant may elect to have up to 15% of his or her eligible compensation deducted each payroll period. The number of shares of our Common Stock a participant may purchase in each purchase interval during an offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during that purchase interval by the purchase price; provided, however, that a participant may not purchase more than 2,500 shares each purchase interval.

Withdrawal

Generally, a participant may withdraw from an offering period at any time by written notice or following an electronic or other withdrawal procedure without affecting his or her eligibility to participate in future offering periods. However, once a participant withdraws from a particular offering period, that participant may not participate again unless he or she re-enters the 2003 ESPP at an entry date or semi-annual entry date in accordance with the terms of the 2003 ESPP. To participate again in the 2003 ESPP, the participant must deliver to us a new subscription agreement in accordance with the terms of the 2003 ESPP. Once a participant withdraws from the 2003 ESPP, the payroll deductions credited to the participant’s account, but not used to make a purchase will be returned to him or her as provided pursuant to the 2003 ESPP.

Termination of Employment

Upon termination of a participant’s employment for any reason, including disability or death, his or her participation in the 2003 ESPP will immediately cease. The payroll deductions credited to the participant’s account, but not used to make a purchase will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided pursuant to the 2003 ESPP.

Adjustments; Merger or Change in Control

In the event of any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company or other change in our capital structure, such that an adjustment is determined by the plan administrator (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2003 ESPP, adjustments will be made, in the manner the plan administrator deems equitable, in the number and class of shares available for purchase under the 2003 ESPP (including per person purchase interval limitations) and the purchase price and number of shares covered by each purchase right under the 2003 ESPP .

In the event of the Company’s proposed dissolution or liquidation, the offering period then in progress shall be shortened by setting a new purchase date before the dissolution or liquidation, and such offering period shall terminate immediately prior to the consummation of such proposed liquidation or dissolution, unless provided otherwise by the Board. The Board shall notify each participant of the new purchase date at least ten (10) business days prior to such date, and the participant’s purchase right shall be exercised on such new purchase date, unless the participant withdraws prior to such date. In the event of any merger of the Company with or into another corporation or “change of control,” as defined in the 2003 ESPP, the successor corporation or a parent or subsidiary of such successor corporation shall assume or substitute an equivalent purchase right for each outstanding purchase right. In the event the successor corporation refuses to do so, the purchase interval then in progress shall be shortened by setting a new purchase date before the merger or change of control, and the current purchase interval and offering period shall end on the new purchase date. The plan administrator shall notify each participant of the new purchase date at least ten (10) business days prior to such date, and the participant’s purchase right shall be exercised on such new purchase date, unless the participant withdraws prior to such date.

Certain Federal Income Tax Information

The following brief summary of the effect of U.S. federal income taxation upon the participant and Intevac with respect to the shares purchased under the 2003 ESPP does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

The 2003 ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the 2003 ESPP are sold or otherwise disposed of. Upon the sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than (i) two (2) years from the first day of the applicable offering period (or, if later, from the first day the participant entered the offering period) and (ii) one (1) year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day the participant entered the applicable offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares were purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. In addition, a participant’s annual “net investment income”, as defined in Section 1411 of the Internal Revenue Code, may be subject to a 3.8% federal surtax. Net investment income may include capital gain and/or loss arising from the disposition of shares purchased under the 2003 ESPP. Whether a participant’s net investment income will be subject to this surtax will depend on the participant’s level of annual income and other factors.

Intevac generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant, except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Amendment and Termination of the 2003 ESPP

The 2003 ESPP will continue in effect until terminated in accordance with the terms of the 2003 ESPP. Our Board or the committee administering the 2003 ESPP may at any time terminate or amend the 2003 ESPP. The termination of the 2003 ESPP cannot affect purchase rights previously granted under the plan except as provided by the 2003 ESPP, provided that an offering period may be terminated by the plan administrator on any purchase date if the plan administrator determines that the termination of the 2003 ESPP is in the best interests of the Company and its stockholders. To the extent necessary to comply with Section 423 of the Internal Revenue Code or other applicable law or stock exchange rule, the Company will obtain stockholder approval of an amendment or termination in a manner and to the degree required. Without stockholder approval, and without regard to whether any participant rights may be considered to have been adversely affected, the plan administrator is entitled to change the offering periods, limit the frequency and/or number of changes in the amount withheld during an offering period, establish the exchange ratio applicable to the amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s compensation, and establish such other limitations or procedures as the plan administrator determines in its sole discretion advisable which are consistent with the 2003 ESPP. In addition, in the event the plan administrator determines the ongoing operation of the 2003 ESPP may result in unfavorable financial accounting consequences, the Board may, in its discretion, modify or amend the 2003 ESPP to reduce or eliminate such accounting consequences.

2003 ESPP Transactions for Certain Individuals and Groups

Given that the number of shares that may be purchased under the 2003 ESPP is determined, in part, by our Common Stock’s value on the enrollment date of each participant and the last day of the purchase interval and given that participation in the 2003 ESPP is voluntary on the part of employees, the actual number of shares that may be purchased by an individual under the 2003 ESPP is not determinable.

The table below shows, as to each of Intevac’s NEOs included in the 2018 Summary Compensation Table and the various indicated groups, the number of shares of Common Stock purchased under the 2003 ESPP during the last fiscal year, together with the weighted average purchase price paid per share.

Name and Position or Group	Number of Purchased Shares	Weighted Average Purchase Price
Wendell Blonigan, President and CEO	—	N/A
James Moniz, Executive Vice President and CFO	5,000	$3.88
Jay Cho, Executive Vice President and General Manager, TFE	4,673	$3.87
Timothy Justyn, Executive Vice President and General Manager, Photonics	5,000	$3.88
Non-employee directors, as a group	—	N/A
All executive officers, as a group	17,173	$3.86
All employees who are not executive officers, as a group	393,349	$3.99

Required Vote

The affirmative vote of the holders of a majority of the shares presented in person or represented by proxy at the Annual Meeting are entitled to vote on the proposal (provided that that vote also constitutes the affirmative vote of a majority of the required quorum) will be required for approval of the amendment to add an additional 500,000 shares of Common Stock to the 2003 ESPP.

Summary

We believe strongly that approval of the amendment to the 2003 ESPP is essential to our continued success and ability to compete for talent in the labor markets in which we operate. Our employees are one of our most valuable assets. Awards such as those provided under the 2003 ESPP constitute an important incentive for our employees and help us to attract, retain and motivate people whose skills and performance are critical to our success.

PROPOSAL THREE

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board has selected BPM LLP as our independent public accountants for the fiscal year ending December 28, 2019. BPM LLP began auditing our financial statements in 2015. Its representatives are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote “FOR” ratification of the selection of BPM LLP as Intevac’s independent registered public accounting firm for the fiscal year ending December 28, 2019.

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal (provided that that vote also constitutes the affirmative vote of a majority of the required quorum) will be required to ratify the selection of BPM LLP as Intevac’s independent registered public accounting firm for the fiscal year ending December 28, 2019.

Principal Accountant Fees and Services

The following table presents fees billed for professional audit services and other services rendered to us by BPM LLP for the fiscal years ended December 29, 2018 and December 30, 2017.

	BPM LLP
	2018	2017
Audit Fees (1)	$707,933	$679,994
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	—
All Other Fees (4)	—	—

Total Fees	$707,933	$679,994

(1)

Audit fees consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements and review of the interim consolidated financial statements included in our Quarterly Reports on Form 10-Q and fees for services that are normally provided in connection with statutory and regulatory filings or engagements. In addition, audit fees include those fees related to the audit of the effectiveness of our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of the interim consolidated financial statements. The 2018 and 2017 audit fees do not include $44,197 and $43,456 paid to firms other than our independent registered public accounting firm, BPM LLP, for statutory engagements.

(2)

Audit related fees consist of assurance and related services that are reasonably related to the performance of the audit of our consolidated financial statements and are not reported under “Audit Fees”. There were no services provided under this category in fiscal 2018 and fiscal 2017.

(3)	Tax fees consist of fees billed for tax compliance, consultation and planning services. There were no services provided under this category in fiscal 2018 and fiscal 2017.
(4)	All other fees consist of fees for other corporate related services. There were no services provided under this category in fiscal 2018 and fiscal 2017.

In making its recommendation to ratify the appointment of BPM LLP as our independent auditor for the fiscal year ending December 28, 2019, the Audit Committee has considered whether services other than audit and audit-related services provided by BPM LLP are compatible with maintaining the independence of BPM LLP and noted that no such services were provided by BPM LLP during the fiscal years ended December 29, 2018 and December 30, 2017.

Pre-Approval of Audit and Permissible Non-Audit Services

Our Audit Committee approves in advance all engagements with BPM LLP, including the audit of our annual financial statements, the review of the financial statements included in our Quarterly Reports on Form 10-Q and tax compliance services. Fees billed by BPM LLP are reviewed and approved by the Audit Committee on a quarterly basis.

PROPOSAL FOUR

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company asks that you indicate your support for its executive compensation policies and practices as described in the Company’s Compensation Discussion and Analysis, accompanying tables and related narrative contained in this Proxy Statement. This proposal is required by Section 14A of the Exchange Act and is commonly known as a “say-on-pay” proposal, and gives our stockholders the opportunity to express their views on the compensation of our NEOs. Your vote is advisory and so will not be binding on the Board. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Compensation Program and Philosophy

As described in detail under the headings “Executive Compensation and Related Information” and “Compensation Discussion and Analysis,” our NEO compensation program is designed to attract, retain, motivate and reward high-caliber executives who are critical to our success while maintaining strong and direct links between executive pay, individual performance, the Company’s financial performance and performance for our stockholders. The Compensation Committee believes that the Company’s executive compensation programs should support the Company’s objective of creating value for its stockholders.

Accordingly, the Compensation Committee believes that NEOs should have a significant interest in the Company’s stock performance, and compensation programs should link executive compensation to stockholder value. One of the ways that the Company has sought to accomplish these goals is by making a significant portion of individual NEO compensation performance-based, such as through a performance-based annual bonus dependent on each NEO’s performance relative to financial and other strategic objectives. In addition, the Company makes annual grants of stock options, which focus the NEO on creating stockholder value while encouraging executives to build an equity interest in the Company, and annual grants of time-based restricted stock units, which promote retention of key leadership talent. Finally, the Company generally pays NEOs compensation that will be above peer company executive compensation when Company performance is above its peer companies and below peer company executive compensation when the Company’s financial performance is below that of its peer companies.

The Compensation Committee will continue to emphasize compensation arrangements that align the financial interests of Intevac’s NEOs with the long-term interests of stockholders. Please refer to the section of this proxy statement entitled “Executive Compensation and Related Information” for a detailed discussion of Intevac’s executive compensation practices and philosophy.

We are asking our stockholders to indicate their support for our NEO compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the 2019 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation and the accompanying narrative disclosure.”

The Board of Directors recommends a vote “FOR” the approval, on a non-binding, advisory basis, of the compensation of the Company’s executives named in the 2018 Summary Compensation Table, as disclosed in this proxy statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables and other executive compensation disclosures.

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal (provided that that vote also constitutes the affirmative vote of a majority of the required quorum) will be required to approve, on a non-binding, advisory basis, the compensation of the Company’s NEOs.

CORPORATE GOVERNANCE MATTERS

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. We have also adopted a Director Code of Ethics that applies to all of our directors. You can find both our Code of Business Conduct and Ethics and our Director Code of Ethics on our website at www.intevac.com. We post any amendments to the Code of Business Conduct and Ethics and the Director Code of Ethics, as well as any waivers, which are required to be disclosed by the rules of either the SEC or Nasdaq on our website.

Independence of the Board

The Board has determined that, with the exception of Mr. Blonigan, all of its members are “independent directors” as that term is defined in the listing standards of Nasdaq.

Board Meetings and Committees

During 2018, the Board held a total of 4 meetings (including regularly scheduled and special meetings) and also took certain actions by written consent. All members of the Board during fiscal 2018 attended at least seventy-five percent of the aggregate of the total number of meetings of the Board held during the fiscal year and the total number of meetings held by all committees of the Board on which each such director served (based on the time that each member served on the Board and the committees). The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of Mr. Rohrs (chairman), Mr. Barber, and Mr. Popovich, each of whom is “independent” as such term is defined for audit committee members by the Nasdaq listing standards. The Board has determined that each member of the committee is an “audit committee financial expert” as defined under the rules of the SEC. The Audit Committee met 8 times during 2018.

The Audit Committee is responsible for:

•	Overseeing our accounting and financial reporting processes and audits of our financial statements;

•

Assisting the Board in overseeing and monitoring (i) the integrity of our financial statements, (ii) our independent auditor’s qualifications, independence and performance, and (iii) our internal accounting and financial controls;

•	Preparing the report that the rules of the SEC require be included in this proxy statement;

•	Periodically providing the Board with the results of its monitoring and recommendations derived therefrom; and

•	Providing to the Board additional information and materials as it deems necessary to make the Board aware of significant financial matters that require the attention of the Board.

The Audit Committee has adopted a written charter approved by the Board, which is available on Intevac’s website at www.intevac.com under “Investors — Corporate Governance.”

The Audit Committee Report is included in this proxy statement on page 44.

Compensation Committee

The Compensation Committee currently consists of Mr. Schaefer (chairman), Dr. Jamison, and Mr. Rohrs, each of whom is “independent” as such term is defined by the Nasdaq listing standards and the rules of the SEC. The Compensation Committee met 2 times during 2018.

The Compensation Committee is responsible for:

•	Overseeing the entirety of our compensation and benefit policies, plans and programs;

•	Overseeing the annual report on executive compensation for inclusion in our proxy statement; and

•	Overseeing executive succession planning.

See “Executive Compensation — Compensation Discussion and Analysis” and “Executive Compensation —Compensation of Directors” below for a description of Intevac’s processes and procedures for the consideration and determination of executive and director compensation.

The Compensation Committee has adopted a written charter approved by the Board, a copy of which is available on Intevac’s website at www.intevac.com under “Investors — Corporate Governance.”

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Mr. Dury (chairman), Mr. Popovich and Mr. Schaefer, each of whom is “independent” as such term is defined by the Nasdaq listing standards. The Nominating and Governance Committee met 3 times during 2018.

The primary focus of the Nominating and Governance Committee is on the broad range of issues surrounding the composition and operation of the Board. The Nominating and Governance Committee provides assistance to the Board, the Chairman and the CEO in the areas of membership selection, committee selection and rotation practices, evaluation of the overall effectiveness of the Board, and review and consideration of developments in corporate governance practices. The Nominating and Governance Committee’s goal is to ensure that the composition, practices, and operation of the Board contribute to value creation and effective representation of Intevac stockholders.

The Nominating and Governance Committee will consider recommendations of candidates for the Board submitted by the stockholders of Intevac; for more information, see “Policy Regarding Board Nominees” below.

The Nominating and Governance Committee has adopted a written charter approved by the Board, a copy of which is available on Intevac’s website at www.intevac.com under “Investors — Corporate Governance.”

Attendance at Annual Stockholder Meetings by the Board

Intevac encourages members of the Board to attend the annual meeting of stockholders, but does not have a policy requiring attendance. Mr. Dury (our Chairman of the Board), Mr. Blonigan, Mr. Barber, Mr. Popovich, Mr. Rohrs and Mr. Schaefer attended Intevac’s 2018 annual meeting of stockholders.

Board Leadership Structure

Our Company is led by Mr. Blonigan, our CEO. Mr. Dury, who was formerly our lead independent director, currently serves as the Chairman of our Board. The Company believes the stockholders are best served by this structure, which provides us with a dynamic leader and a strong independent voice.

As further discussed above under “Board Meetings and Committees”, the Board has three standing committees — Audit, Compensation and Nominating and Governance. Each of the Board committees is comprised solely of independent directors, with each of the three committees having a separate chair. Our corporate governance guidelines provide that our non-employee directors meet in an executive session at each Board meeting. We also have a mechanism for stockholders to communicate directly with independent directors as a group or with any individual director. See “Contacting the Board” below.

Our directors bring a broad range of leadership experience to the Board and regularly contribute to the oversight of the Company’s business and affairs. We believe that all Board members are well engaged in their responsibilities and that all Board members express their views and consider the opinions expressed by other directors. On an annual basis as part of our governance review, the Board (led by the Nominating and Governance Committee) evaluates our leadership structure to ensure that it remains the optimal structure for our company and our stockholders.

We believe that our leadership structure has been effective for the Company. We believe that having an independent chairman and independent chairs for each of our Board committees provides the right amount of independence for our company. We have a strong leader and independent chairman, and oversight of company operations by experienced independent directors who have appointed committee chairs.

Lead Independent Director

If we have a chairman of the board that is not independent in the future, the Board will appoint a lead independent director to schedule and chair meetings of the independent directors and execute any other duties that the independent directors designate.

Policy Regarding Board Nominees

It is the policy of the Nominating and Governance Committee of the Company to consider recommendations for candidates to the Board from stockholders. Stockholder recommendations of candidates for election to the Board should be directed in writing to: Intevac, Inc., 3560 Bassett Street, Santa Clara, California, 95054, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years, and evidence of the nominating person’s ownership of Company stock. Stockholder nominations to the Board must also meet the requirements set forth in the Company’s Bylaws. The Nominating and Governance Committee also reviews materials provided by professional search firms and other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

The Nominating and Governance Committee’s criteria and process for identifying and evaluating the candidates that it selects, or recommends to the full Board for selection, as director nominees are as follows:

•	The Nominating and Governance Committee regularly reviews the current composition, size and effectiveness of the Board.

•

In its evaluation of director candidates, including the members of the Board eligible for re-election, the Committee seeks to achieve a balance of knowledge, experience and capability on the Board and considers (1) the current size and composition of the Board and the needs of the Board and the respective committees of the Board, (2) such factors as issues of character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like, (3) the relevance of the candidate’s skills and experience to our businesses and (4) such other factors as the Nominating and Governance Committee may consider appropriate.

•

While the Nominating and Governance Committee has not established specific minimum qualifications for director candidates, the Nominating and Governance Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business, government or technology, including an understanding of our industry and our business in particular, (4) have qualifications that will increase overall Board effectiveness and (5) meet other requirements that may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members.

•

The Board will nominate for election or reelection only those candidates who agree to tender, promptly following such candidate’s election or reelection, an irrevocable resignation effective upon (i) such candidate’s failure to receive the required vote for election at the next meeting at which they would stand for election and (ii) acceptance of such resignation by the Board. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation promptly following their election to the Board.

•

With regard to candidates who are properly recommended by stockholders or by other means, the Nominating and Governance Committee will review the qualifications of any such candidate, which review may, in the Nominating and Governance Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Committee deems necessary or proper.

•

In evaluating and identifying candidates, the Nominating and Governance Committee has the authority to retain or terminate any third party search firm that used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.

•

The Nominating and Governance Committee will apply these same principles when evaluating Board candidates who may be elected initially by the full Board to fill vacancies or to expand the Board prior to the annual meeting of stockholders at which directors are elected.

•	After completing its review and evaluation of director candidates, the Nominating and Governance Committee selects, or recommends to the full Board for selection, the director nominees.

•	The Nominating and Governance Committee, after considering all factors, will decide whether or not to nominate and recommend a nominee to the full Board.

Director Qualifications and Review of Director Nominees

The Nominating and Governance Committee makes recommendations to the Board regarding the size and composition of the Board. The Committee reviews annually with the Board the composition of the Board as a whole. The Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of the Company’s business and, in furtherance of this goal, proposing the addition of members and the necessary resignation of members for purposes of obtaining the appropriate members and skills. The specific qualifications of each director are set forth along with their biographical information under “Business Experience and Qualifications of Nominees for Directors” starting on page 8 of this proxy.

Intevac does not maintain a formal diversity policy with respect to its Board. As noted above, however, Intevac does consider diversity to be a relevant consideration, among others, in the process of evaluating and identifying director candidates. Intevac believes each director brings a strong and unique background and set of skills to the Board that contributes to the Board’s competence and experience in a wide variety of areas. When identifying director candidates, we take into account the present and future needs of the Board and the committees of the Board. For instance, depending on the composition of the Board at a given time, a candidate capable of meeting the requirements of an audit committee financial expert might be a more attractive candidate than a candidate with significantly more technology industry expertise, or vice versa. We also consider the character, judgment and integrity of director candidates, which we evaluate through reference checks, background verification and reputation in the business community. We believe all of our directors to be of high character, good judgment and integrity. Our principal goal with respect to director qualifications is to seat directors who are able to increase the overall effectiveness of the Board and increase stockholder value. The Nominating and Governance Committee and full Board are currently examining ways to add gender diversity to the Board’s makeup with the intention of adding a female Board member no later than December 28, 2019.

Contacting the Board

Any stockholder who desires to contact our Chairman of the Board or the other members of our Board may do so by writing to: Board of Directors, c/o the Nominating and Governance Committee Chairman, Intevac, Inc., 3560 Bassett Street, Santa Clara, California, 95054. Communications received by the Nominating and Governance Committee Chairman will be communicated to the Chairman of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.

Risk Assessment

Our Board is responsible for overseeing enterprise risk in general, while our Audit Committee is responsible for overseeing risk management of financial matters and the adequacy of our risk-related internal controls and our Compensation Committee oversees risk related to compensation policies. Both the Audit and Compensation Committees report their findings to the full Board. In addition, at each of its meetings, the Board discusses the risks that we are currently facing. We believe that our directors provide effective oversight of the risk management function.

Compensation Consultant

The Compensation Committee has engaged Radford, an Aon Hewitt Company (“Radford”) to provide independent advice and recommendations on the amount and form of executive and director compensation. The Company did not pay Radford fees in excess of $120,000 during 2018.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

The following Compensation Discussion & Analysis (“CD&A”) describes the philosophy, objectives and structure of our executive compensation program for fiscal year 2018 (the year ending December 29, 2018). This CD&A is intended to be read in conjunction with the tables following this section which provide further historical compensation information for our named executive officers (“NEOs”) as identified below. Because the Company is a smaller reporting company (“SRC”), only Messrs. Blonigan, Moniz and Justyn are currently NEOs within the meaning of SEC rules and regulations. However, we have elected to provide voluntary disclosure as to Mr. Cho’s compensation in order to provide our stockholders with additional information regarding the Company’s executive compensation practices. Throughout this proxy statement, the use of the term NEO should be understood to include our three NEOs (within the meaning of SEC rules and regulations) as well as Mr. Cho.

Intevac is a SRC under the rules promulgated by the SEC and complies with the disclosure requirements specifically applicable to SRCs. Based on these scaled requirements, the tables in this CD&A and after reflect the scaled disclosure available to SRCs. We have identified the following four executives as our NEOs for 2018:

NAME	POSITION
WENDELL BLONIGAN	President and Chief Executive Officer
JAMES MONIZ	Executive Vice President and Chief Financial Officer
JAY CHO	Executive Vice President and GM, TFE
TIMOTHY JUSTYN	Executive Vice President and GM, Photonics

This CD&A is not required to be included in this proxy under the scaled disclosure requirements applicable to SRCs. However, we have chosen to include this section to provide our stockholders with robust information regarding the NEO compensation decisions made for fiscal year 2018 and to outline the reasoning behind these decisions.

Executive Summary

While 2018 was a challenging year for our business, we have continued to execute on our short-term and long-term strategy and positioned the Company very well for success in 2019 and beyond, with year-end backlog of $109 million at the highest level in more than eight years, driven by significant new orders in both Thin-film Equipment (“TFE”) and Photonics. In our Hard Disk Drive (“HDD”) business, we have recently seen strong growth of multi-disk, high-capacity nearline drives for the cloud. Our outlook for both upgrades and new systems for our HDD business has strengthened. In Photonics, revenues strongly rebounded in the second half of the year. Furthermore, the approval of the U.S. Military’s budget was an encouraging sign for a return to growth in 2019, when we expect to see increasing demand for digital night-vision cameras for the Joint Strike Fighter and Apache programs. All these positive signals give Intevac increasing confidence for a resumption of revenue growth in 2019. However, Intevac must continue to be focused strategically, as our businesses will continue to be characterized by rapidly changing technology and customer requirements, intense competition fluctuating revenues and significant competition for management talent.

How Our Recent Performance Has Affected Pay

Our plans, and our pay levels, reflect our performance. Our stock price performance and other recent operational challenges have underscored the fact that our pay program has properly aligned executive pay and performance, in both the short-term and the longer-term.

2018 Pay Decisions and Outcomes

With the challenges of 2018 came numerous difficult decisions to be made with regards to our executive compensation. The Compensation Committee worked diligently with management to make hard — but fitting — decisions throughout the year that appropriately responded to our then-current financial and operational performance but was also considerate and reflective of stockholder feedback including our less-than-majority support for our say-on-pay proposal last year. The key decisions and outcomes included:

•	In January 2018, the Compensation Committee decided to freeze executive base salaries and target bonus opportunities at 2017 levels.

•

In April 2018, as part of cost containment activities and to reflect our financial performance and align our executives better with our stockholders, the Compensation Committee took two further actions:

•	10% base salary reduction for all executives; and

•	Eliminating 50% of the annual bonus opportunity by not funding the 2018 Corporate Financial Performance Component of our Annual Incentive Plan (“AIP”).

•

On top of these actions, the Compensation Committee granted a similar number of equity awards in 2018 as was granted in the prior year. However, due to our stock performance, while the number of awards remained similar the grant date value of 2018 equity awards was significantly less than the prior year. (other than Mr. Justyn who received a year-over-year increase in connection with his promotion to Executive Vice President.)

•	The result of these actions is that executive pay significantly decreased in 2018:

	2017 Base	2018 Base	2017 AIP	2018 AIP	2017 Equity	2018 Equity	2017 Total Direct Compensation	2018 Total Direct Compensation	Change
Wendell Blonigan	$536.6	$511.9	$365.0	$137.5	$1,141.1	$335.2	$2,044.7	$986.6	(51.7%)
James Moniz	$321.0	$303.7	$143.4	$84.7	$420.1	$129.4	$886.4	$519.9	(41.4%)
Jay Cho	$304.6	$288.5	$110.8	$46.5	$407.8	$129.4	$825.2	$466.4	(43.5%)
Timothy Justyn	$247.4	$259.9	$83.6	$59.9	$215.3	$166.9	$548.2	$488.6	(10.9%)

All numbers in thousands

Longer-Term Effect on Pay

With a significant portion of executive pay directly tied to share price performance, compensation that is realized by our executive team is much less than the levels reported in the Summary Compensation Table (“SCT”) annually. The grant date fair value of options and time-based and performance-based RSUs, as shown in the SCT, report value that may never be recognized.

The ultimate value our CEO realizes from long-term incentives is based entirely on the value of our shares and the Company’s financial and operational performance. Due to the strong alignment between pay and performance over the last three years, our CEO’s total realizable pay is over 30% lower than the values disclosed in the SCT for 2016 through 2018.

Our share price performance in the last three years has greatly and adversely affected the value of our CEO’s equity awards, as shown here.

Compensation Program Highlights

The Compensation Committee has structured our executive compensation program to ensure that our NEOs are compensated in a manner consistent with stockholder interests, competitive pay practices and applicable requirements of regulatory bodies. The following are important features of the design and operation of our executive compensation program:

Element	Performance Period	Objective	Performance Measured/Rewarded
Base Salary	Annual	Recognizes an individual’s role and responsibilities and serves as an important retention vehicle	• Reviewed annually and set based on market competitiveness, individual performance and internal equity considerations

Annual Bonus	Annual	Rewards achievement of annual financial objectives and individual performance goals	• Corporate Financial Performance (funding eliminated for 2018; no bonuses paid for this component) • Individual Performance Goals

Time-based Stock Options	Long-Term	Supports the achievement of strong stock price growth and only provides value when the stock price appreciates	• Options and RSUs vest annually over four years

Time-based RSUs	Long-Term	Aligns the interests of management and stockholders and serves as an important retention vehicle

Performance-based RSUs	Long-Term	Aligns the interests of management and stockholders, rewarding key contributors for significant stock price appreciation and the creation of stockholder value

•  Granted to Messrs. Blonigan and Cho in 2016, perf-based RSUs vest on achievement of challenging stock price hurdles, set between 81% and 240% above grant date stock price, with a 5-year performance period through the end of 2020. The last tranche is currently unvested and outstanding.

2018 Target Pay Mix

Our executive compensation program is predominantly performance-based. As an executive’s ability to impact operational performance increases, so does the proportion of his or her at-risk compensation. Target long-term incentive compensation grows proportionately as job responsibilities increase, which encourages our officers to focus on the Company’s long-term success and aligns with the long-term interests of our stockholders. The graphics below illustrate the mix of fixed, annual and long-term target incentive compensation we provided to our CEO and other NEOs for 2018:

Compensation Governance

The Compensation Committee regularly reviews and incorporates best practices in executive compensation to competitively pay our executives while ensuring alignment of management and stockholder interests. Some highlights include:

•	Pay-for-performance philosophy and culture

•	Compensation mix of base salary, short-term and long-term incentives provides a variety of time horizons to balance our near-term and long-term strategic goals

•	Anti-hedging policies

•	Responsible use of shares under our long-term incentive program

•	No supplemental executive retirement plans

•	No perquisites

Say on Pay Vote

At our 2018 Annual Meeting of Stockholders, less than a majority of the votes cast by our stockholders supported our advisory vote on executive compensation (the “say-on-pay”) proposal. The Company and the Compensation Committee were disappointed with these results, particularly after receiving such overwhelming support in the year prior. The Compensation Committee considered these vote results when assessing whether there was a need for modification or enhancement of our executive compensation program. While the Company and the Compensation Committee generally believe that our existing executive compensation program properly encourages and rewards the achievement of financial results that promote long-term stockholder value creation and is appropriate for a company of our size and in our industry, they have nevertheless taken several meaningful steps toward addressing the most common concerns expressed by our stockholders and the proxy advisory firms.

Recent Actions Taken Based on Stockholder and Proxy Advisor Feedback

The following table summarizes various concerns that have been expressed by stockholders and proxy advisors and how we have addressed the issues:

What We Heard	How We Have Responded
• CEO pay and performance were not aligned • CEO total pay was too high

•  No salary increase was approved for our CEO in 2018

•  10% base salary reduction for all NEOs, including our CEO, in April 2018 in light of current business conditions

•  Funding was eliminated for, and no bonuses were paid under, the Corporate Financial Performance component of the AIP for 2018

•  2018 equity grants were significantly lower in value than those from the prior year

•  End result: CEO total pay fell over 50% year-over-year

• Insufficient disclosure of metrics, goals and achievements in the AIP

•  Although the Company has the option of limiting disclosure this year as a SRC; we nevertheless chose to enhance our discussion of the AIP, including both the individual performance goals (with respect to which we paid bonuses for 2018) as well as the corporate financial performance goals (with respect to which we did not pay bonuses for 2018)

• Lack of performance-based equity awards

•  In February 2019, the Compensation Committee considered and evaluated various equity compensation alternatives including performance-based stock options for use in 2019 executive pay packages but ultimately decided not to make any changes at this time. The Compensation Committee annually evaluates the appropriateness of the Long Term Incentive program and will continue to consider this issue going forward.

Executive Compensation Philosophy and Objectives

Our compensation structure is designed to attract, retain, motivate, and reward high-performing executives. The guiding principles of our executive compensation plan are as follows:

•	Provide a total compensation opportunity that is competitive with our peer group, but that also takes into account the need to compete for talent with much larger equipment and imaging companies.

•	Align compensation with the Company’s performance by:

•

Providing a significant portion of total compensation in the form of a performance-based annual bonus dependent on each executive’s performance relative to predetermined financial and other strategic objectives set at the beginning of each fiscal year.

•

Providing long-term, significant equity incentives, typically in the form of a combination of stock options, time-based RSUs, and from time to time, performance-based RSUs, in order to retain those individuals with the leadership abilities necessary for increasing long-term stockholder value while aligning the interests of our NEOs with those of our long-term stockholders.

•	Setting challenging performance goals for our NEOs and providing a short-term incentive through an incentive compensation plan that is based upon achievement of these goals.

•	Increase the portion of total compensation based on performance-based annual bonuses and stock-based awards relative to base salary with increasing executive responsibility level.

•	Align each executive’s goals with those of other executives to encourage a team approach to problem solving.

•

Provide clear guidelines for each compensation element relative to market practices (base salary, performance-based annual incentives and annual equity grants), while allowing the Compensation Committee flexibility to make final decisions based on management recommendations (other than decisions for the CEO, which are made by the independent members of the Board), and other factors such as experience, contribution to business success and retention needs.

Compensation Determination Process

Role of the Compensation Committee

The Compensation Committee oversees, reviews and approves the compensation and benefit policies, plans and programs for the entire Company, including our NEOs. The Compensation Committee develops goals and objectives for the CEO and reviews his performance relative to his established goals and objectives. The Compensation Committee recommended the principal elements of Mr. Blonigan’s annual compensation as CEO to the Board for approval. The Compensation Committee reviewed with Mr. Blonigan and approved the principal elements of compensation for the NEOs (other than Mr. Blonigan). The Compensation Committee also reviewed with Mr. Blonigan and approved merit increases, as well as bonuses and equity grants for non-NEO employees. The Compensation Committee also annually reviews the compensation of the members of the Board and recommends any changes to the Board. Final approval of compensation for Mr. Blonigan and the members of the Board was given by the independent members of the Board in executive session. The Compensation Committee also reviews and makes recommendations to the Board regarding executive succession planning, incentive compensation plans, and equity compensation plans.

Role of the CEO

During 2018, Mr. Blonigan provided recommendations to the Compensation Committee with respect to base salary amounts, target bonus percentages, bonus payments, and stock-based awards for each NEO (other than himself). These compensation recommendations were based on market data reviewed by the Compensation Committee and a review by Mr. Blonigan of each executive officer’s overall performance and contribution to the Company during the prior year. While the Compensation Committee considered the recommendations of Mr. Blonigan with respect to these elements of compensation, the Compensation Committee independently evaluated the recommendations and made all final compensation decisions. Mr. Blonigan did not make any recommendations as to his own compensation and such decisions are made solely by the independent members of the Board (without Mr. Blonigan present), after recommendations were made to the Board by the Compensation Committee.

Role of Our Independent Advisor

The Compensation Committee retained Radford to assist it in evaluating 2018 executive compensation programs and to provide advice and recommendations on the amount and form of executive compensation, and the allocation of compensation across the compensation components described below. The instructions provided to Radford included assessing target compensation levels for our executives relative to market practices and evaluating the overall design of our executive compensation program. From time to time, at the Compensation Committee’s request, Radford attended Compensation Committee meetings. Radford reported directly to the Compensation Committee and not to management. The Compensation Committee assessed the independence of Radford pursuant to SEC rules and concluded that the work of Radford has not raised any conflict of interest.

Use of a Peer Group

Executive compensation data was drawn from the Radford Executive Benchmark Survey for companies in the semiconductor equipment, imaging, electronic equipment and instruments industries, that design and manufacture equipment related to the manufacturing process of technology products, that have 3-year average revenues generally under $300 million and market capitalization between $60 million and $600 million and from publicly available proxy filings for the peer companies identified below (the “Peer Companies”). In the case of the data from the proxy filings of the Peer Companies, only data for the CEO and CFO positions was obtained, as these are the only two positions reported with sufficient frequency among the Peer Companies to draw meaningful conclusions on competitive pay. The market compensation levels for comparable positions were examined by Radford and the Compensation Committee as part of the process to determine overall program design, base salary, target incentives and annual stock-based awards, including the total equity pool for allocation to all employees.

The Peer Companies we used to evaluate market compensation positioning for executives in making 2018 compensation decisions were selected in October 2017 based on the selection criteria discussed above, which the Compensation Committee deemed relevant at that time, and resulted in the removal of two companies through acquisition and two additions. As a result, the 2018 Peer Companies include the following companies:

• Amtech Systems, Inc. *	• Axcelis Technologies, Inc. *

• AXT Inc. *	• Clearfield, Inc. *

• Cohu Inc. *	• CyberOptics Corporation *

• Electro Scientific Industries, Inc. *	• eMagin Corporation *

• EMCORE Corporation *	• Immersion Corporation *

• In TEST Corporation	• Kopin Corporation *

• Nanometrics Inc. *	• NeoPhotonics Corporation *

• Perceptron, Inc. *	• Pixelworks Inc.

• Rudolph Technologies, Inc. *	• Xcerra Corp. *

*	Included in the 2017 peer group

In early 2018, the base salary, total target cash compensation (base salary plus performance-based annual cash bonus) and total target compensation (including stock-based awards) for each of Intevac’s seven most senior executives, including our NEOs, were compared to market pay levels for executives with similar levels of responsibility.

In setting compensation for our executive officers, including our NEOs, the Compensation Committee uses competitive compensation data from an annual total compensation study of selected peer companies and other relevant survey sources to inform its decisions about overall compensation opportunities and specific compensation elements. Additionally, the Compensation Committee uses multiple reference points when establishing targeted compensation levels. The Compensation Committee applies judgment and discretion in establishing targeted pay levels, considering not only competitive market data, but also factors such as company, business unit and individual performance, scope of responsibility, critical needs and skill sets, experience, leadership potential and succession planning.

For 2018, the Compensation Committee concluded that Intevac’s executive compensation was:

•	Appropriate considering the available competitive data, the Company’s improving financial performance, and the Company’s need to retain key employees; and

•	That it continued to provide strong incentives to management to optimize Intevac’s financial performance in each year and over time.

The Compensation Committee believes that the Company’s program to compensate NEOs and other employees is consistent with the intent and design of the Company’s variable pay programs, which link actual pay directly to improved operating results, and result in reduced compensation in years in which financial results do not meet expectations.

Elements of Executive Compensation

The primary components of executive compensation are:

•	Base salary;

•	Performance-based annual cash bonus;

•	Annual grants of long-term, equity-based incentives, which in 2018, consisted of stock options and time-based RSUs; and

•	Performance-based RSUs, which have been granted to NEOs in the past.

We allocate total potential and target compensation among these components based on the goals of our compensation program, including the need to offer competitive compensation and our focus on paying for performance. We also provide our executives the same benefits and perquisites that we offer our other U.S. employees. These standard employee benefits include participation in our 401(k) plan and employee stock purchase plan, and health and welfare and life insurance benefits, each with the same terms and conditions available to employees.

Base Salary

We provide our NEOs and other employees with base salary to compensate them for services rendered during the fiscal year. The purpose of base salary is to reward effective fulfillment of the assigned job responsibilities, and to reflect the position’s relative value to the Company and competitiveness of the executive job market.

The Compensation Committee approves any changes to base salaries on an annual basis. To determine any annual changes to base salary; the committee utilizes the competitive market data provided by our independent compensation consultant in addition to an assessment of each executive’s responsibilities and performance against goals and objectives. These factors are evaluated at the Compensation Committee’s discretion.

2018 Base Salaries and Reductions

2018 base salaries for the NEOs were approved by the Compensation Committee (with the exception of Mr. Blonigan, whose base salary was approved by the independent members of the Board, upon recommendation of the Compensation Committee). The base salaries of Mr. Blonigan, Mr. Moniz and Mr. Cho were initially not changed for 2018. Mr. Justyn was promoted from Senior Vice President of Global Operations to Executive Vice President and General Manager of Photonics in February 2018 and received a 14 percent raise due to his increased responsibilities. In April 2018, however, consistent with our corporate-wide cost reduction efforts, our Compensation Committee implemented salary reductions for our NEOs and temporarily reduced base salaries by 10% effective April 7, 2018.

The annual base salaries for the NEOs in 2017 and 2018, and the effect of the salary reductions, were as follows:

Executive	2017	2018	April 2018 Base Salary Reduction	2018 Reduced Base Salary
Wendell Blonigan	$550,000	$550,000	-10%	$495,000
James Moniz	$330,000	$330,000	-10%	$297,000
Jay Cho	$310,000	$310,000	-10%	$279,000
Timothy Justyn	$250,000	$285,000	-10%	$256,500

Performance-based Annual Incentives

We provide the opportunity to earn performance-based annual bonuses to our NEOs and other management employees under our AIP. The objective of the AIP is to align our executive compensation with actual short-term business performance and with our strategic business objectives.

The AIP consists of two performance measures:

•	Corporate Financial Performance, which is based on Intevac’s financial performance (profitability); and

•	Individual Performance, which is based on each NEO’s performance against goals and objectives set at the beginning of the year.

Having an incentive program which is based half on individual performance is important in order to provide our NEOs with incentives to achieve goals and objectives which are specific to their individual functional areas and to maximize the Company’s value as well as for retention considerations, while having half based on Company profitability focuses the NEOs on the common goal of continuing to drive overall Company performance.

Annual incentives can be paid in cash or time-based RSUs at the discretion of the Compensation Committee. In early 2018, the Compensation Committee determined that the 2018 AIP would be paid entirely in cash.

Target Bonus Opportunities

Each participating NEO is assigned an annual incentive opportunity, computed by multiplying each executive’s base salary times his or her Target Bonus Percentage. Based on the program set up by the Compensation Committee for 2018, the NEO’s Target Bonus is half based on individual performance and half based on financial performance. For 2018 AIP participants, payout under the Individual Performance component was capped at a maximum of one times half of the Target Bonus attributed to that component and payout under the Corporate Financial Performance was capped at a maximum of two times half of the Target Bonus. The total bonus payout is therefore capped at a maximum of 150% times the Target Bonus for 2018.

Target Bonus Percentages are determined based on competitive market data, internal equity considerations, and the degree of difficulty associated with achieving performance levels. Each factor is evaluated by the Compensation Committee based on data and input provided by management as well as our independent compensation consultant.

For 2018, Target Bonus Percentages for our NEOs were not increased from prior year opportunities (Except for Mr. Justyn whose Target Bonus Percentage was increased from 50% to 60% due to his promotion to Executive Vice President):

Executive	Target AIP (as % of base salary)	Target AIP ($)
Wendell Blonigan	100%	$550,000
James Moniz	65%	$214,500
Jay Cho	60%	$186,000
Timothy Justyn	60%	$171,000

Note: although base salaries were reduced in April 2018, target bonus opportunities were based on the base salaries approved prior to the reduction.

Financial Performance Goals

In January 2018, the Compensation Committee established a bonus pool equal to 5.0% of Proforma Pretax Income to fund the 2018 Corporate Financial Performance bonus component. Proforma Pretax Income is equal to pretax income and adding back stock compensation expense and accruals for the AIP bonus and employee profit sharing.

Calculation of Proforma Pretax Income	2018 Annual Operating Plan ($ millions)	2018 Actual ($ millions)
Net income	$3.6	$3.6
Income tax (benefit)	0.9	(7.2)
Pre-tax income (loss)	4.5	(3.6)
Addback
Bonus accruals	2.0	1.2
Profit sharing accruals	0.8	0.2
Stock compensation expense	4.0	3.3

Proforma pretax income	$11.3	$1.1

Had the 2018 Annual Operating Plan been achieved, the bonus pool would have funded the Corporate Financial Performance Bonus at 34% of target.

Performance Level	Proforma Pre-Tax ($ millions)	Award Percentage
Maximum	$67.2	200%
Target	$33.6	100%
Threshold	$11.3	34%

In light of industry and business conditions, and in consideration of our cost containment activities, in April 2018 the Compensation Committee removed the 2018 bonus pool and thereby eliminated the Corporate Financial Performance bonus opportunity for 2018.

Individual Performance Goals

Each NEO received a comprehensive set of individual performance goals for 2018. These goals were established at the beginning of the fiscal year and approved by the Compensation Committee. The individual performance goals are considered aggressive and deemed difficult to achieve, and if achieved at 100% would have exceeded the Company’s operational expectations for the measurement period.

The following tables show 2018 individual performance goals and their relative weightings for each NEO:

Wendell Blonigan, CEO

Fiscal 2018 Goals	Weighting	Achieved
• Corporate Financial Plan Achieve quarterly objectives related to Company financial performance in orders, revenue and operating profitability 1. Orders: $139.6 M; goal of $152.9 M 2. Consolidated revenue: $95.1 M; goal of $130.5 M 3. Consolidated operating income (loss): ($4.2 M); goal of $4.2 M	20%	29%

• Balance Sheet Management Achieve objectives related to balance sheet management	10%	100%

• Corporate Management Achieve objectives related to corporate management including financial controls, investor relations, hiring and board of director communications	20%	100%

• Equipment Business Operations Achieve objectives related to TFE new product plans including display cover panel, solar implant and semiconductor fan-out	25%	0%

• Photonics Business Operations Achieve objectives related to the strategic direction, growth and profitability of the Photonics business unit	20%	50%

• HR Safety and Compliance Achieve objectives related to employee engagement and safety	5%	75%

Final Score		50.0%

James Moniz, CFO

Fiscal 2018 Goals	Weighting	Achieved
• Corporate Financial Plan Achieve quarterly objectives related to Company financial performance in orders, revenue and operating profitability 1. Orders: $139.6 M; goal of $152.9 M 2. Consolidated revenue: $95.1 M; goal of $130.5 M 3. Consolidated operating income (loss): ($4.2 M); goal of $4.2 M	20%	29%

• Business FY 2018 Financial Targets Achieve objectives related to corporate spending	20%	100%

• Management of Financial and IT Operations Achieve objectives related to internal controls, working capital management, global information systems, and investor relations	25%	100%

• Management of Financial Performance of the Company, Internally and Externally Achieve objectives related to financial planning, forecasting and internal and external reporting	30%	75%

• Safety, Compliance, Employee Development Achieve strategic initiatives including organizational and leadership development, employee engagement, quality, and safety	5%	100%

Final Score		79%

Jay Cho

Fiscal 2018 Goals	Weighting	Achieved
• Corporate Financial Plan Achieve quarterly objectives related to Company financial performance in orders, revenue and operating profitability 1. Orders: $139.6 M; goal of $152.9 M 2. Consolidated revenue: $95.1 M; goal of $130.5 M 3. Consolidated operating income (loss): ($4.2 M); goal of $4.2 M	20%	29%

• Business / Organizational Unit FY 2018 Financial Targets Achieve TFE business objectives in orders, revenue and profits 1. TFE orders: $82.4 M; goal of $106.4 M 2. TFE revenue: $69.3 M; goal of $96.1 M 3. TFE operating income (loss): ($1.3 M); goal of $5.4 M	20%	10%

• HDD / New Business Development Achieve objectives related to hard disk drive equipment, solar implant and semiconductor fan-out products	15%	50%

• Vertex Business Development Achieve objectives related to display cover panel business including orders and product development	30%	50%

• Organizational Development Achieve objectives related to organizational and leadership development	10%	75%

• Safety, Compliance, Employee Development Achieve strategic initiatives including employee engagement, quality, and safety	5%	0%

Final Score		38%

Timothy Justyn

Fiscal 2018 Goals	Weighting	Achieved
• Corporate Financial Plan Achieve quarterly objectives related to Company financial performance in orders, revenue and operating profitability 1. Orders: $139.6 M; goal of $152.9 M 2. Consolidated revenue: $95.1 M; goal of $130.5 M 3. Consolidated operating income (loss): ($4.2 M); goal of $4.2 M	20%	29%

• Business / Organizational Unit FY 2018 Financial Targets Achieve objectives related to Photonics financial performance including orders, revenue and operating profitability 1. Photonics orders: $57.2 M; goal of $46.7 M 2. Photonics revenue: $25.8 M; goal of $34.4 M 3. Photonics operating income: $0.4 M; goal of $2.4 M	20%	29%

• Funded Development Programs Achieve objectives related to funded research and development programs	30%	38%

• Strategic Objectives Achieve objectives related to military market penetration and strategic objectives	25%	75%

• Safety, Compliance, Employee Development Achieve strategic initiatives including employee engagement, quality, and safety	5%	100%

Final Score		47%

2018 Performance Against Individual Goals

In order to determine the payout associated with the Individual Performance measures, the Compensation Committee analyzed each NEO’s performance versus their individual goals. The specific performance versus objectives for each of the goals are not disclosed as the disclosure of these goals would potentially reveal confidential information regarding our business strategy and operations, which could result in substantial competitive harm.

The NEOs’ performance against each of the 2018 Goals was evaluated at the end of the year by the CEO for all NEOs other than himself. The CEO recommended raising Mr. Cho’s final score to 50% due to extraordinary efforts with regards to resolving a customer situation. Further, the CEO recommended raising Mr. Justyn’s final score to 70% since he assumed the goals upon his promotion, as well as the record bookings in achieved Q4. The performance and evaluation were then reviewed and approved by the Compensation Committee. The Compensation Committee evaluated the CEOs performance which was then reviewed and approved by the independent members of the Board.

2018 earned incentives, which were entirely based on performance versus the individual goals and objectives due to the elimination of the Corporate Financial Performance component bonus opportunity for 2018, were as follows:

	Opportunity		Actual
Executive	Target AIP (as % of base salary)	Target AIP ($)	2018 Earned Award	As a % of Target
Wendell Blonigan	100%	$550,000	$137,504	25%
James Moniz	65%	$214,500	$84,731	40%
Jay Cho	60%	$186,000	$46,501	25%
Timothy Justyn	60%	$171,000	$59,851	35%

Long-Term Incentives

We grant equity-based compensation to our NEOs to align their interests with the long-term interests of our stockholders and to provide our executives with incentives to manage Intevac from the perspective of an owner with an equity stake in the business.

In 2018, we utilized two incentive vehicles:

•	Stock options; and

•	Time-based RSUs

For 2018 annual grants, the Company based the number of options and RSUs on market data with a ratio of options to RSUs of approximately 2:1, as the Company believes that this ratio represents the approximate equivalent value of one RSU award to one share underlying a stock option.

Stock options enable our executives to acquire shares of our common stock at a fixed price per share (the closing market price on the grant date), while time-based RSUs help promote retention of key leadership talent. The stock options granted by the Company have a 7-year term, subject to earlier termination. The 2018 annual renewal grants for both stock options and RSUs for the NEOs vest in four equal annual installments.

Individual Grant Determinations

Annually, the Compensation Committee approves a pool of renewal stock-based awards to be granted to all grant recipients taking into consideration the total dilutive impact of all shares to be granted, the burn rate (the total number of shares to be granted as a percentage of shares outstanding), and projected compensation expense related to employee stock-based awards. Each year, the Compensation Committee sets guidelines for the size and mix of each grant to each NEO and other exempt employees. Actual stock-based award grants to the NEOs are made within the ranges set forth in these guidelines, based on the factors discussed below. For the NEOs, the guidelines reflect each NEO’s position within the Company and are set at a level that the Compensation Committee considers appropriate to create a meaningful opportunity for reward predicated on increasing stockholder value, and appropriate to meet our retention goals. In determining the appropriate grant levels, the Compensation Committee reviews competitive market practices, taking into consideration both the potential value to individual participants compared to executives at other companies with similar responsibilities. The Compensation Committee also evaluated the mix of equity awards to be granted.

Actual 2018 annual renewal grants to the NEOs, except for Mr. Blonigan, were proposed by Mr. Blonigan and reviewed and approved at a Compensation Committee meeting. In determining the number of option shares and time-based RSUs to grant to each individual, including Mr. Blonigan, the Compensation Committee took into account factors such as each executive’s recent performance, level of responsibility, job assignment, the competitive climate, internal equity considerations, market data, and retention considerations. Each of these factors was considered by the Compensation Committee, in its judgment, and no formal weighting of these factors was used. Grant levels to Mr. Blonigan, Mr. Moniz, and Mr. Cho were slightly higher in 2018 than 2017 as the overall number of shares budgeted by the Compensation Committee for annual renewal grants to Intevac employees was higher in 2018 versus 2017. Mr. Justyn received a year-over-year increase due to his promotion to Executive Vice President in 2018.

The number of stock options and RSUs granted to the NEOs in 2018 as long-term equity grants is shown in the table below.

	2017		2018
NEO	Stock Options (#)	Restricted Stock (#)	Stock Options (#)	Restricted Stock (#)
Wendell Blonigan	75,000	40,000	75,000	40,000
James Moniz	28,000	14,000	30,000	15,000
Jay Cho	28,000	14,000	30,000	15,000
Timothy Justyn	15,000	7,500	30,000	15,000

While the grant sizes were similar year-over-year for Mr. Blonigan, Mr. Moniz, and Mr. Cho, the grant date fair value of these awards were distinctly different. Equity grant values declined by over 60% for each of these three executives in 2018:

	2017		2018
NEO	Stock Options ($)	Restricted Stock ($)	Stock Options ($)	Restricted Stock ($)
Wendell Blonigan	381,178	510,000	147,182	188,000
James Moniz	142,307	178,502	58,873	70,500
Jay Cho	142,307	178,502	58,873	70,500
Timothy Justyn	66,244	95,625	74,658	92,200

In 2016, Mr. Blonigan and Mr. Cho were granted performance-based RSUs covering 100,000 and 25,000 shares, respectively. These awards are scheduled to vest based on achievement of challenging stock price hurdles, set between 81% and 240% above grant date stock price, over the performance period running from the March 2016 grant date through December 31, 2020, subject to continued service with Intevac. 75% of each award has vested, and the remaining 25% of each award will vest if our closing stock price is $15.00 or higher for three consecutive trading days. Although these awards were not granted in 2018, the unvested portion of each RSU continued to provide performance incentives due to the remaining challenging price hurdle, and retention benefits due to the continued service requirement.

Additional Policies and Practices

Ownership Guidelines

We do not currently have a stock ownership policy for our executive officers. However, all of our NEOs own shares of the Company’s common stock or vested, but unexercised, equity awards. Mr. Blonigan as a member of the Company’s Board is subject to the director stock ownership guidelines of the Company.

Anti-Hedging Policies

The Company has an insider trading policy which, among other things, prohibits insiders from short sales of Intevac common stock.

Compensation Recovery Policy

Under the AIP, if it is determined after a bonus is paid under the plan that the individual and corporate performance upon which the bonus award was based was fraudulently represented, the Company has the right to require the return of the bonus.

Outside of this provision, at this time, we have not implemented fraudulent misrepresentation policies or a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement.

Severance and Change in Control Arrangements

The Company has a severance agreement with Mr. Blonigan. Benefits under the severance agreement are described under “Potential Payments Upon Termination of Employment or Change in Control” beginning on page 36. The Company does not intend to enter into new severance agreements.

The Company has change in control employment agreements with Mr. Cho, Mr. Moniz and Mr. Justyn. Benefits under the change in control employment agreements, as well as an offer letter with Mr. Blonigan that provides for certain acceleration of vesting of his equity awards in connection with a change in control of the Company, are described under “Potential Payments Upon Termination of Employment or Change in Control” beginning on page 36. These agreements were entered into with Messrs. Blonigan, Moniz and Cho in connection with the negotiation of their employment agreements in order to attract the executives to the Company and with Mr. Justyn in connection with his promotion to Executive Vice President.

Impact of Accounting and Tax Treatment

The Compensation Committee considers the deductibility of executive compensation under Section 162(m) of the Code in designing, establishing and implementing our executive compensation policies and practices. Section 162(m) generally prohibits us from deducting any compensation over $1 million per taxable year paid to certain of our named executive officers. Under tax laws in effect prior to January 1, 2018, compensation treated as “performance-based compensation” within the meaning of Section 162(m) of the Code was not counted towards the $1 million limit. The Tax Cuts and Jobs Act (the “Tax Act”) among other changes, repealed the exception from the deduction limit under Section 162(m) for performance-based compensation effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 that are not materially modified after that date. However, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) as revised by the Tax Act, including the uncertain scope of the transition relief adopted in connection with repealing Section 162(m)’s performance-based compensation exception, no assurance can be given that previously granted compensation intended to satisfy the requirements for performance-based compensation will in fact qualify for such exception. The Compensation Committee may administer any awards granted prior to November 2, 2017 which qualify as performance-based compensation under Section 162(m), as amended by the Tax Act, in accordance with the transition rules applicable to binding contracts in effect on November 2, 2017 and will have the sole discretion to revise compensation arrangements to conform with the Tax Act and our Compensation Committee’s administrative practices.

The Compensation Committee balanced the desirability of having compensation qualify for deductibility with our need to maintain flexibility in compensating executive officers in a manner designed to promote our goals. As a result, the Compensation Committee has not adopted a policy that all compensation must be deductible.

In addition to considering the tax consequences, the Compensation Committee considers the accounting consequences of its decisions, including the impact of expenses being recognized in connection with equity-based awards, in determining the size and form of different equity-based awards.

2018 Summary Compensation Table

The following table presents information concerning the total compensation of Intevac’s President and CEO, the two most highly compensated executive officers at the end of the last fiscal year, as well as Mr. Cho (the “NEOs”) for services rendered to Intevac in all capacities for the fiscal years ended December 29, 2018 (fiscal 2018) and December 30, 2017 (fiscal 2017). Because the Company is a SRC, only Messrs. Blonigan, Moniz and Justyn are currently NEOs within the meaning of SEC rules and regulations. However, we have elected to provide voluntary disclosure as to Mr. Cho’s compensation in order to provide our stockholders with additional information regarding the Company’s executive compensation practices. Throughout this proxy statement, the use of the term NEO should be understood to include our three named executive officers (within the meaning of SEC rules and regulations) as well as Mr. Cho.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Wendell Blonigan,	2018	511,941	—	188,000	147,182	137,504	—	2,000	986,627
President and CEO	2017	536,550	—	760,013	381,178	365,000	—	2,000	2,044,741

James Moniz,	2018	303,747	—	70,500	58,873	84,731	—	2,000	519,851
EVP and CFO	2017	320,956	—	277,811	142,307	143,374	—	2,000	886,448

Jay Cho,	2018	288,547	—	70,500	58,873	46,501	—	2,000	466,421
EVP and GM, TFE	2017	304,622	—	265,506	142,307	110,807	—	2,000	825,242

Timothy Justyn,	2018	259,891	—	92,200	74,658	59,851	—	2,000	488,600
EVP and GM, Photonics	2017	247,366	—	149,073	66,244	83,553	—	2,000	548,236

(1)

Amounts shown do not reflect compensation actually received by the NEO. Instead, the amounts shown are the grant date fair value of time-based RSUs and stock option awards granted in fiscal 2018 and fiscal 2017 for all NEOs as determined pursuant to ASC 718. The assumptions used to calculate the value of stock and option awards are set forth under Note 3 of the notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2018 filed with the SEC on February 13, 2019.

(2)

The amounts shown in this column represent the values of RSUs granted during the year indicated, regardless of when earned. The value of restricted stock units granted during the first quarter of 2017 in connection with each NEO’s fiscal 2016 bonus are included in 2017 compensation because they were granted in 2017. Mr. Blonigan’s, Mr. Moniz’s, Mr. Cho’s, and Mr. Justyn’s 2016 AIP was settled with RSUs subject to a one-year vesting schedule. On February 7, 2017, Mr. Moniz, Mr. Cho, and Mr. Justyn were granted a RSU award covering 10,565, 9,256, and 5,686 shares of Common Stock, respectively, with a grant date fair value of $99,309, $87,004, and $53,448 respectively. On February 15, 2017, Mr. Blonigan was granted a RSU award covering 23,257 shares of Common Stock with a grant date fair value of $250,013.

(3)	The amounts shown in this column represent the value of cash bonuses earned during the year indicated and paid in the first quarter of the subsequent year.

(4)	Amounts in 2018 and 2017 include matching contributions we made under our tax-qualified 401(k) plan, which provides for broad-based employee participation.

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table shows all outstanding option and stock awards held by each of the NEOs at the end of fiscal 2018.

	Option Awards (1)						Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(2)
Wendell Blonigan	145,000 60,000 75,000 37,500 18,750 — —	— — — 37,500 56,250 75,000 —	(3) (5) (7)	— — — — — — —	6.55 7.09 5.62 4.80 12.75 4.70 —	07/15/2020 05/15/2021 06/04/2022 05/19/2023 05/18/2024 05/17/2025 —	— — — 20,000 30,000 40,000 —	(4) (6) (8)	— — — 102,200 153,300 204,400 —	— — — — — — 25,000	(9)	— — — — — — 127,750
James Moniz	50,000 30,000 15,000 7,000 —	— — 15,000 21,000 30,000	(11) (13) (15)	— — — — —	7.22 5.42 4.80 12.75 4.70	11/20/2021 05/21/2022 05/19/2023 05/18/2024 05/17/2025	6,250 — 7,500 10,500 15,000	(10) (12) (14) (16)	31,938 — 38,325 53,655 76,650	— — — — —		— — — — —
Jay Cho	45,000 30,000 15,000 7,000 — —	— — 15,000 21,000 30,000 —	(11) (13) (15)	— — — — — —	8.50 5.42 4.80 12.75 4.70 —	01/16/2021 05/21/2022 05/19/2023 05/18/2024 05/17/2025 —	— — 7,500 10,500 15,000 —	(12) (14) (16)	— — 38,325 53,655 76,650 —	— — — — — 6,250	(17)	— — — — — 31,938
Timothy Justyn	10,000 5,335 6,000 8,000 16,250 8,126 3,750 — —	— — — — — 8,124 11,250 28,000 2,000	(18) (20) (22) (24)	— — — — — — — — —	3.91 7.55 4.49 7.09 5.42 4.80 12.75 6.25 4.70	02/27/2019 06/21/2019 05/09/2020 05/15/2021 05/21/2022 05/19/2023 05/18/2024 03/15/2025 05/17/2025	— — — — — 4,062 5,625 14,000 1,000	(19) (21) (23) (25)	— — — — — 20,757 28,743 71,540 5,110	— — — — — — — — —		— — — — — — — — —

(1)	Reflects options and RSUs granted under the 2012 Equity Incentive Plan.

(2)	Reflects the fair value of outstanding stock awards as of December 29, 2018 at the closing market price of $5.11 per share.

(3)	Assuming continued employment with Intevac, 18,750 shares will become exercisable on May 19 of each of 2019 and 2020.

(4)	Assuming continued employment with Intevac, 10,000 shares will vest on May 15 of each 2019 and 2020.

(5)	Assuming continued employment with Intevac, 18,750 shares will become exercisable on May 18 of each of 2019, 2020 and 2021.

(6)	Assuming continued employment with Intevac, 10,000 shares will vest on May 15 of each of 2019, 2020 and 2021.

(7)	Assuming continued employment with Intevac, 18,750 shares will become exercisable on May 17 of each of 2019, 2020, 2021 and 2022.

(8)	Assuming continued employment with Intevac, 10,000 shares will vest on May 15 of each of 2019, 2020, 2021 and 2022.

(9)	Assuming continued employment with Intevac, 25,000 shares will vest when Intevac’s closing stock price is $15.00 or higher for three consecutive trading days.

(10)	6,250 shares vested on February 15, 2019.

(11)	Assuming continued employment with Intevac, 7,500 shares will become exercisable on May 19 of each of 2019 and 2020.

(12)	Assuming continued employment with Intevac, 3,750 shares will vest on May 15 of each of 2019 and 2020.

(13)	Assuming continued employment with Intevac, 7,000 shares will become exercisable on May 18 of each of 2019, 2020 and 2021.

(14)	Assuming continued employment with Intevac, 3,500 shares will vest on May 15 of each of 2019, 2020 and 2021.

(15)	Assuming continued employment with Intevac, 7,500 shares will become exercisable on May 17 of each of 2019, 2020, 2021 and 2022.

(16)	Assuming continued employment with Intevac, 3,750 shares will vest on May 15 of each of 2019, 2020, 2021 and 2022.

(17)	Assuming continued employment with Intevac, 6,250 shares vest when Intevac’s closing stock price is $15.00 or higher for three consecutive trading days.

(18)	Assuming continued employment with Intevac, 4,062 shares will become exercisable on May 19 of each of 2019 and 2020.

(19)	Assuming continued employment with Intevac, 2,031 shares vest on May 15 of each of 2019 and 2020.

(20)	Assuming continued employment with Intevac, 3,750 shares will become exercisable on May 18 of each of 2019, 2020 and 2021.

(21)	Assuming continued employment with Intevac, 1,875 shares vest on May 15 of each of 2019, 2020 and 2021.

(22)	7,000 shares become exercisable on March 15, 2019. Assuming continued employment with Intevac, 7,000 shares will become exercisable on March 15 of each of 2020, 2021 and 2022.

(23)	Assuming continued employment with Intevac, 3,500 shares vest on May 15 of each of 2019, 2020, 2021 and 2022.

(24)	Assuming continued employment with Intevac, 500 shares will become exercisable on May 17 of each of 2019, 2020, 2021 and 2022.

(25)	Assuming continued employment with Intevac, 250 shares vest on May 15 of each of 2019, 2020, 2021 and 2022.

Potential Payments upon Termination or Change in Control

Severance Agreements

The Company entered into a severance agreement with Mr. Blonigan when he was hired in June 2013. The agreement terminates on the termination of Mr. Blonigan’s employment with the Company. If the Company terminates Mr. Blonigan’s employment for a reason other than cause (as such term is defined in the severance agreement) that also is not due to his death or disability, or if Mr. Blonigan resigns for good reason (as such term is defined in the agreement), Mr. Blonigan will receive as severance from the Company: (i) continuing payments of his base salary in effect on the date of the his termination for twelve months from the date of such termination, plus (ii) continuing payments of $2,000 per month for twelve months from the date of such termination. Additionally, if Mr. Blonigan resigns from the Company for good reason, as a result of the change of control of the Company, he will receive his bonus amount for the fiscal year the change of control occurs, prorated based on time and performance. The receipt of severance under the agreement is contingent upon: (i) Mr. Blonigan signing and not revoking a release of claims in favor of the Company, and (ii) Mr. Blonigan’s continued compliance with the terms of his confidentiality agreement entered into with the Company.

Change in Control Agreements

Pursuant to their hiring, the Company entered into a change of control agreement with both Mr. Cho in December 2013 and with Mr. Moniz in October 2014. As per the terms of the agreements, if within twelve months following a change in control (as such term is defined in the change in control agreement), the Company terminates the executive’s employment for a reason other than cause (as such term is defined in the change in control agreement) or if the executive resigns for good reason (as such term is defined in the change in control agreement) (each, a “qualifying termination”), the executive will receive severance from the Company in the amount of twelve months of the executive’s base salary in effect on the date of the executive’s termination, payable at the Company’s discretion either in a lump sum or at equal intervals over a period of time not longer than twelve months. In addition, all stock options and restricted stock units held by the executive shall have their vesting fully accelerated. The receipt of severance under the change in control agreement is contingent upon the executive signing and not revoking a release of claims in favor of the Company. Mr. Cho’s and Mr. Moniz’s change in control agreements expire upon the termination of their employment with the Company.

Pursuant to his promotion to Executive Vice President and General Manager Photonics, the Company entered into a change in control agreement with Mr. Justyn in March 2018. As per the terms of the agreement, if, in the event of a division sale (as such term is defined in the change of control agreement, but generally relating to the sale, including the sale of substantially all of the assets of, the division in which Mr. Justyn works), Mr. Justyn experiences either a no-offer/non-comparable offer termination (as such term is defined in the change of control agreement, but generally meaning he has not been offered a position with the buyer on comparable terms, declines any employment offer by the buyer, and terminates his employment with the Company) or a buyer involuntary termination (as such term is defined in the change of control agreement, but generally meaning that Mr. Justyn’s employment with the buyer is terminated without cause or for good reason (each as defined in his change of control agreement), in each case, by the earlier of the 3-month anniversary of the sale of the division, or March 1 of the year following the sale of the division), Mr. Justyn will receive severance from the Company. Such severance from the

Company will consist of: (i) continuing payments of his base salary with the Company as in effect immediately prior to the closing date of the division sale (the “division sale closing date”) for twelve months from the division sale closing date; (ii) continuing payments of $2,000 per month for twelve months from the division sale closing date; (iii) if Mr. Justyn’s annual bonus payment, if any, for an applicable year has not been paid as of the division sale closing date, the Company may choose, in the CEO’s sole discretion, to pay Mr. Justyn an amount equal to the annual bonus amount for such year, based on actual performance (but not to exceed 100% of Mr. Justyn’s target bonus amount for that year), that Mr. Justyn would have received had he remained an employee of the Company through the date such bonus payments were made, paid in a lump sum at the same time that annual bonuses for that year are paid to other executives at the Company; and (iv) Mr. Justyn’s then-outstanding Company equity awards will vest in full, both with respect to time-based Company equity awards and Company equity awards with performance-based vesting. The receipt of severance under the change of control agreement is contingent upon the executive signing and not revoking a release of claims in favor of the Company and satisfying the terms of the change of control agreement and includes a provision for the forfeiture of the severance amounts if Mr. Justyn receives benefits under his change of control agreement but, within twelve months following the division sale closing date, commences or re-commences, as applicable, employment with the buyer.

Excise Tax.

Under each of the Company’s severance and change of control agreements in the event the severance payments and other benefits payable to an executive constitute “parachute payments” under Section 280G of the U.S. Internal Revenue Code and would be subject to the applicable excise tax, then the executive’s severance benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by executive on an after-tax basis of the greatest amount of benefits.

Change in Control Acceleration

In the event of a change in control (as defined in Mr. Blonigan’s offer letter) Mr. Blonigan will fully vest in and, if applicable, have the right to exercise, all of Mr. Blonigan’s then-outstanding Company equity awards and, with respect to Company equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

As described above, pursuant to their change in control agreements, in the event of a qualifying termination within twelve months after a change in control (as defined in Mr. Cho’s and Mr. Moniz’s change of control agreements), then, subject to the execution and non-revocation of a release of claims in favor of the Company, Mr. Cho’s and Mr. Moniz’s then-outstanding Company equity awards will vest in full, both with respect to time-based Company equity awards and Company equity awards with performance-based vesting. Please see above for a description of the treatment of equity awards under Mr. Justyn’s Change of Control Agreement.

Estimated Payments Pursuant to Severance and Change in Control Agreements

The following table estimates potential payments upon termination as if our NEOs had terminated on December 29, 2018, in connection with a change in control or other termination covered by the severance and change in control agreements and potential payments relating to the changed vesting schedule of outstanding equity awards under our 2012 Equity Incentive Plan in connection with a change in control. The table reflects termination scenarios covered by the various agreements and the benefits receivable thereunder, as well as under our equity plans. The closing market price per share of our common stock on December 29, 2018 was $5.11.

Name of Executive Officer	Termination Without Cause or Resignation for Good Reason ($)	Change in Control With Qualifying Termination ($)		Change in Control Without Termination ($)
Base Salary
Wendell Blonigan	550,000	550,000		—
James Moniz	—	330,000		—
Jay Cho	—	310,000		—
Timothy Justyn	—	285,000		—
Annual Cash Incentive
Wendell Blonigan	—	550,000	(1)	—
James Moniz	—	—		—
Jay Cho	—	—		—
Timothy Justyn	—	171,000		—
Health Coverage
Wendell Blonigan	24,000	24,000		—
James Moniz	—	—		—
Jay Cho	—	—		—
Timothy Justyn	—	24,000		—
Acceleration Of Equity Awards
Wendell Blonigan	—	630,025		630,025
James Moniz	—	185,580		—
Jay Cho	—	217,518		—
Timothy Justyn	—	129,489		—
Total
Wendell Blonigan	574,000	1,754,025		630,025
James Moniz	—	515,580		—
Jay Cho	—	527,518		—
Timothy Justyn	—	609,489		—

(1)

The amount shown includes a bonus of $550,000, which Mr. Blonigan would have been eligible to receive if he had resigned from the Company for good reason as a result of a change in control of the Company, and met the other terms and conditions of his severance agreement. This bonus would be pro-rated based on time and performance. For purposes of this table, we have assumed Mr. Blonigan worked the full year and achieved performance at 100% of target levels.

Equity Incentive Plans

Under the 2012 Equity Incentive Plan and the 2004 Equity Incentive Plan, all unvested options, RSUs and other equity awards vest in full and, if applicable, become exercisable and performance-based awards would be deemed achieved at 100% of target upon a change in control (as defined in the applicable plan) of Intevac or, with respect to awards under the 2012 Equity Incentive Plan, a merger of Intevac with or into another corporation or entity, unless the option or award is assumed or substituted for by the acquiring entity, and to the extent exercisable, would terminate if not exercised within the applicable period.

The Board or its Compensation Committee, as administrator of the 2012 Equity Incentive Plan and the 2004 Equity Incentive Plan, has the authority to provide for the accelerated vesting of any or all outstanding equity awards under the 2012 Equity Incentive Plan and the 2004 Equity Incentive Plan, including options held by our directors and executive officers, under such circumstances and at such times as the Compensation Committee deems appropriate, including in the event of termination of the executive or a Change in Control of Intevac.

Compensation of Directors

The following table sets forth summary information concerning compensation paid or accrued for services rendered to the Company in all capacities to the members of the Company’s Board for the fiscal year ended December 29, 2018, other than Wendell Blonigan, whose compensation is set forth under the Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)(2)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Kevin D. Barber (4)	40,000	—	54,159	—	—	—	94,159
Matthew A. Drapkin (5)	6,875	—	—	—	—	—	6,875
David S. Dury	72,813	—	20,868	—	—	—	93,681
Stephen A. Jamison (6)	16,875	—	43,946	—	—	—	60,821
Mark P. Popovich (4)	39,688	—	54,159	—	—	—	93,847
Thomas M. Rohrs	54,875	—	20,868	—	—	—	75,743
John F. Schaefer	53,125	—	20,868	—	—	—	73,993

(1)

Amounts shown do not reflect compensation actually received by the director. Instead, the amounts shown are grant date fair value of awards granted during fiscal 2018 as determined pursuant to ASC 718. The assumptions used to calculate the value of option awards are set forth under Note 3 of the notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2018 filed with the SEC on February 13, 2019.

(2)

Mr. Dury, Mr. Rohrs and Mr. Schaefer received a stock option grant to purchase 13,000 shares of common stock made on May 16, 2018 at an exercise price of $4.70 per share with a grant date fair value of $20,868.

(3)

The directors had options to purchase the following shares of common stock outstanding at December 29, 2018: Mr. Barber: 25,000 shares; Mr. Dury: 104,000 shares; Dr. Jamison: 25,000 shares; Mr. Popovich: 25,000 shares; Mr. Rohrs: 88,000 shares; and Mr. Schaefer: 92,000 shares.

(4)

Mr. Barber and Mr. Popovich were appointed to the Board on February 14, 2018. Each received a stock option grant to purchase 25,000 shares of common stock made on February 15, 2018 at an exercise price of $6.30 per share with a grant date fair value of $54,159.

(5)	Mr. Drapkin resigned from the Board effective February 12, 2018.

(6)

Dr. Jamison was appointed to the Board on August 14, 2018 and received a stock option grant to purchase 25,000 shares of common stock made on August 15, 2018 at an exercise price of $4.80 per share with a grant date fair value of $43,946.

Standard Director Compensation Arrangements

Intevac uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on our Board. The Compensation Committee of the Board conducts an annual review of director compensation in consultation with Radford and, if appropriate, recommends any changes in the type or amount of compensation to the Board. In reviewing director compensation, the Compensation Committee takes into consideration the compensation paid to non-employee directors of comparable companies, including competitive non-employee director compensation data and analyses prepared by compensation consulting firms and the specific duties and committee responsibilities of particular directors. In addition, the Compensation Committee may make recommendations or approve changes in director compensation in connection with the Compensation Committee’s administration and oversight of our 2012 Equity Incentive Plan. Any change in director compensation is approved by the Board. While increases in director fees were approved for 2018 to better align with market practices, these changes were held until 2019 as part of the Company-wide cost reduction efforts of the past year.

Cash Compensation

Annual cash compensation for non-employee board members are as follows:

	2018	2019
Non-Chair Board Retainer	$45,000	$45,000
Additional Board Chair Retainer	$20,000	$25,000
Audit Committee Chairmanship Compensation	$6,500	$15,000
Compensation Committee Chairmanship Compensation	$5,000	$10,000
Nominating and Governance Committee Chairmanship Compensation	$5,000	$5,000
Audit Committee Member Compensation	—	$7,500
Compensation Committee Member Compensation	—	$5,000
Nominating and Governance Committee Member Compensation	—	$2,500

Directors do not receive cash compensation for attending meetings of the Board.

Equity Compensation

Our non-employee directors are eligible to receive grants of options to purchase shares of our common stock and other equity awards pursuant to our 2012 Equity Incentive Plan when and as determined by our Board and subject to the 2012 Equity Incentive Plan’s limits on annual non-employee director grants. During fiscal 2018, Mr. Dury, Mr. Rohrs and Mr. Schaefer each received an option to purchase 13,000 shares under the 2012 Equity Incentive Plan. Mr. Barber, Dr. Jamison and Mr. Popovich each received an option to purchase 25,000 shares under the 2012 Equity Incentive Plan representing a one-time grant for being appointed to the Board.

During 2014, the Board established minimum ownership guidelines for Company common stock for directors. Directors must own stock in the Company of at least three times the annual retainer paid to independent directors (exclusive of any compensation for committee service such as meeting fees and leadership roles.) The ownership level must be initially achieved by December 31 in the fourth year after the director is first elected. These ownership guidelines are applicable to all directors of the Company. In the event that a director also serves as an executive officer of the Company, the director will be subject to the same level of requirements as all directors. Mr. Blonigan, Mr. Dury, Mr. Rohrs and Mr. Schaefer were in compliance with the ownership guidelines at December 29, 2018. As recently elected members of the Board, Mr. Barber, Dr. Jamison and Mr. Popovich have until December 31, 2022 to achieve compliance with the ownership guidelines.

Other Arrangements

Non-employee directors also have their travel, lodging and related expenses associated with attending Board or committee meetings and for participating in Board-related activities paid or reimbursed by Intevac.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options and RSUs granted to employees and directors, as well as the number of securities remaining available for future issuance, under Intevac’s equity compensation plans at December 29, 2018.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (2)
Equity compensation plans approved by security holders (3)	2,533,158	$6.76	2,870,185
Equity compensation plans not approved by security holders	—	$—	—

Total	2,533,158	$6.76	2,870,185

(1)	Calculation of weighted-average exercise price excludes RSUs, for which there is no exercise price.

(2)	Excludes securities reflected in column (a).

(3)	Included in the column (c) amount are 425,416 shares available for future issuance under Intevac’s 2003 Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2019, for each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of our common stock, each of the NEOs in the 2018 Summary Compensation Table on page 34, each of our directors, and all directors and current executive officers of Intevac as a group.

	Total Number of Shares (2)	Common Stock	Rights to Acquire(3)	Percentage Beneficially Owned (4)
Principal Stockholders, Executive Officers and Directors (1)
5% Stockholders:
First Eagle Investment Management, LLC (5)	4,949,355	4,949,355	—	21.6%
Royce & Associates LP (6)	1,934,683	1,934,683	—	8.4%
Dimensional Fund Advisors LP (7)	1,373,726	1,373,726	—	6.0%
NEOs:
Wendell Blonigan	581,003	177,503	403,500	2.5%
James Moniz	219,161	65,161	154,000	*
Jay Cho	197,033	67,033	130,000	*
Timothy Justyn	144,508	74,079	70,429	*
Directors:
Kevin D. Barber	12,500	—	12,500	*
David S. Dury (8)	204,000	100,000	104,000	*
Stephen A. Jamison	—	—	—	*
Mark P. Popovich	12,500	—	12,500	*
Thomas M. Rohrs	106,000	18,000	88,000	*
John F. Schaefer	127,000	35,000	92,000	*
All directors and executive officers as a group (10 persons)	1,603,705	536,776	1,066,929	7.0%

*	Less than 1%

(1)	Unless otherwise indicated in their respective footnote, the address for each listed person is c/o Intevac, Inc., 3560 Bassett Street, Santa Clara, CA 95054.

(2)

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(3)

Includes any shares over which the individual or entity has the right to acquire within 60 days of March 31, 2019, through the exercise of any vested stock option and the vesting of performance shares and restricted stock units.

(4)	The total number of shares of Common Stock outstanding was 22,960,131 as of March 31, 2019.

(5)

The address of First Eagle Investment Management, LLC is 1345 Avenue of the Americas, New York, NY 10105. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 11, 2019. Of the shares of Common Stock beneficially owned, First Eagle Capital Management, LLC reported sole voting power over 4,523,414 shares and sole dispositive power over all of its shares.

(6)

The address of Royce & Associates LP is 745 Fifth Avenue, New York, NY 10151. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on January 15, 2019. Royce & Associates LP reported sole voting and dispositive power as to all shares of Common Stock beneficially owned.

(7)

The address of Dimensional Fund Advisors LP. is Building One, 6300 Bee Cave Road, Austin, Texas, 78746. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 8, 2019. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Dimensional Advised Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Dimensional Advised

Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. Dimensional expressly disclaims beneficial ownership of shares held by the Dimensional Advised Funds. Of the shares of Common Stock beneficially owned, Dimensional reported sole voting power over 1,300,371 shares and sole dispositive power over all of its shares.

(8)	Includes 66,000 shares that Mr. Dury holds indirectly through a trust with his spouse.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

In accordance with our Code of Business Conduct and Ethics and our Director Code of Ethics and the charter for the Audit Committee of the Board, our Audit Committee reviews and approves in advance in writing any proposed related person transactions. The most significant related person transactions, as determined by the Audit Committee, must be reviewed and approved in writing in advance by our Board. Any related person transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

Since the beginning fiscal 2017, there were no transactions to which Intevac was a party or will be a party, in which the amounts involved exceeded or will exceed $120,000 and in which the following persons had or will have a direct or indirect material interest:

•	Any of our directors or executive officers;

•	Any nominee for election as one of our directors;

•	Any person or entity that beneficially owns more than five percent of our outstanding shares; or

•	Any member of the immediate family of any of the foregoing person.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership on Form 3, and reports of changes in ownership on Form 4 or Form 5, of our Common Stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish Intevac with copies of all Section 16(a) forms they file.

Based solely upon review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that during the fiscal year ended December 29, 2018, our officers, directors and holders of more than ten percent of our Common Stock complied with all Section 16(a) filing requirements.

AUDIT COMMITTEE REPORT

The primary role of the Audit Committee is to provide oversight and monitoring of Intevac’s management and the independent registered public accounting firm and their activities with respect to Intevac’s financial reporting process. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the audited financial statements with BPM LLP and management;

•	discussed with BPM LLP, Intevac’s independent public accountants, the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”);

•

received from BPM LLP the written disclosures and the letter from the independent auditors required by the applicable requirements of the PCAOB regarding BPM LLP’s communications with the Audit Committee concerning independence, and has discussed with BPM LLP their independence; and

•	considered whether the provision of services covered by Principal Accountant Fees and Services is compatible with maintaining the independence of BPM LLP.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements be included in Intevac’s Annual Report on Form 10-K for the fiscal year ended December 29, 2018.

Respectfully submitted by the members of the Audit Committee of the Board of Directors

Thomas M. Rohrs (Chairman)

Kevin D. Barber

Mark P. Popovich

OTHER BUSINESS

The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES MONIZ

Executive Vice President, Finance and

Administration, Chief Financial Officer

and Treasurer

April 10, 2019

Appendix A

INTEVAC, INC.

2003 EMPLOYEE STOCK PURCHASE PLAN

AS AMENDED, FEBRUARY 13, 2019

The following constitute the provisions of the 2003 Employee Stock Purchase Plan of Intevac, Inc. Capitalized terms used herein shall have the meanings assigned to such terms in the attached Appendix.

1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423.

2. Eligibility.

(a) Offering Periods. Any individual who is an Employee as of the Enrollment Date of any Offering Period under this Plan shall be eligible to participate in such Offering Period, subject to the requirements of Section 4. Additionally, provided that an individual is an Employee as of a Semi-Annual Entry Date within an Offering Period, such individual may enter such Offering Period on such Semi-Annual Entry Date.

(b) Limitations. Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted a purchase right under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such purchase right is granted) for each calendar year in which such purchase right is outstanding at any time.

3. Offering Periods. The Plan shall be implemented by a series of successive Offering Periods, with such succession continuing thereafter until (i) the maximum number of shares of Common Stock available for issuance under the Plan have been purchased, or (ii) terminated in accordance with Section 19. Each new Offering Period shall commence on such date as determined by the Administrator; provided, however, that the first Offering Period shall commence on the first Trading Day on or after August 1, 2003. The Administrator shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter, except as provided in Section 23.

4. Participation.

(a) First Purchase Interval in the Offering Period. An Employee who is eligible to participate in the Plan pursuant to Section 2 shall be entitled to participate in the first Purchase Interval in the first Offering Period only if such individual submits to the Company’s payroll office (or its designee), a properly completed subscription agreement authorizing payroll deductions in the form provided by the Administrator for such purpose (i) no earlier than the effective date of the Form S-8 registration statement with respect to the issuance of Common Stock under this Plan and (ii) no later than five (5) business days from the effective date of such S-8 registration statement (the “Enrollment Window”). An eligible Employee’s failure to submit the subscription agreement during the Enrollment Window shall result in the automatic termination of such individual’s participation in the Offering Period.

(b) Subsequent Purchase Intervals and Offering Periods. An Employee who is eligible to participate in the Plan pursuant to Section 2 may become a participant by (i) submitting to the Company’s payroll office (or its designee), on or before a date prescribed by the Administrator prior to an applicable Enrollment Date or Semi-Annual Entry Date, a properly completed subscription agreement authorizing payroll deductions in the form provided by the Administrator for such purpose, or (ii) following an electronic or other enrollment procedure prescribed by the Administrator.

5. Payroll Deductions.

(a) For Offering Periods beginning on or after February 1, 2012, at the time a participant enrolls in the Plan pursuant to Section 4, he or she shall elect to have payroll deductions made on each payday during the Offering Period in an amount not exceeding fifteen percent (15%) of the Compensation which he or she receives on each such payday; provided, that should a payday occur on a Purchase Date, a participant shall have the payroll deductions made on such payday applied to his or her account under the new Offering Period or Purchase Interval, as the case may be. A participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 9.

(b) Payroll deductions authorized by a participant shall commence on the first payday following the Entry Date and shall end on the last payday in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 9; provided, however, that for the first Offering Period, payroll deductions shall commence on the first payday on or following the end of the Enrollment Window.

(c) All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may not make any additional payments into such account.

(d) A participant may (i) discontinue his or her participation in the Plan as provided in Section 9, (ii) increase the rate of his or her payroll deductions once during each Purchase Interval, and (iii) decrease the rate of his or her payroll deductions once during each Purchase Interval by (x) properly completing and submitting to the Company’s payroll office (or its designee), on or before a date prescribed by the Administrator prior to an applicable Purchase Date, a new subscription agreement authorizing the change in payroll deduction rate in the form provided by the Administrator for such purpose, or (y) following an electronic or other procedure prescribed by the Administrator. If a participant has not followed such procedures to change the rate of payroll deductions, the rate of his or her payroll deductions shall continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless terminated as provided in Section 9). The Administrator may, in its sole discretion, change or institute any limit as to the nature and/or number of payroll deduction rate changes that may be made by participants during any Offering Period. Any change in payroll deduction rate made pursuant to this Section 5(d) shall be effective as of the first full payroll period following five (5) business days after the date on which the change is made by the participant (unless the Administrator, in its sole discretion, elects to process a given change in payroll deduction rate more quickly).

(e) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 2(b), a participant’s payroll deductions may be decreased to zero percent (0%) at any time during a Purchase Interval. Payroll deductions shall recommence at the rate originally elected by the participant effective as of the beginning of the first Purchase Interval which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 9.

(f) At the time the purchase right is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the purchase right or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to the sale or early disposition of Common Stock by the Employee.

6. Grant of Purchase Right. On the Enrollment Date of each Offering Period, or the Semi-Annual Entry Date of each Offering Period for each Employee who entered such Offering Period on a Semi-Annual Entry Date, each Employee participating in such Offering Period shall be granted a purchase right to purchase on each Purchase Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such participant’s payroll deductions accumulated prior to such Purchase Date and retained in the participant’s account as of the Purchase Date by the applicable Purchase Price; provided that for Offering Periods beginning on or after February 1, 2012, in no event shall a participant be permitted to purchase during each Purchase Interval more than 2,500 shares of Common Stock (subject to any adjustment pursuant to Section 18), and provided further that such purchase shall be subject to the limitations set forth in Sections 2(b) and 8. The Employee may accept the grant of such purchase right by electing to participate in the Plan in accordance with the requirements of Section 4. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that a participant may purchase during each Purchase Interval of such Offering Period. Exercise of the purchase right shall occur as provided in Section 7, unless the participant has withdrawn pursuant to Section 9. The purchase right shall expire on the last day of the Offering Period.

7. Exercise of Purchase Right.

(a) Unless a participant withdraws from the Plan as provided in Section 9, his or her purchase right for the purchase of shares of Common Stock shall be exercised automatically on the Purchase Date, and the maximum number of full shares subject to purchase right shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares of Common Stock shall be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Purchase Interval or Offering Period, subject to earlier withdrawal by the participant as provided in Section 9. Any other funds left over in a participant’s account after the Purchase Date shall be returned to the participant. During a participant’s lifetime, a participant’s purchase right to purchase shares hereunder is exercisable only by him or her.

(b) Notwithstanding any contrary Plan provision, if the Administrator determines that, on a given Purchase Date, the number of shares of Common Stock with respect to which purchase rights are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on an Entry Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Purchase Date, the Administrator may in its sole discretion (x) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Entry Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising purchase rights to purchase Common Stock on such Purchase Date, and continue the Offering Period then in effect, or (y) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Entry Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising purchase rights to purchase Common Stock on such Purchase Date, and terminate the Offering Period then in effect pursuant to Section 19. The Company may make pro rata allocation of the shares of Common Stock available on the Entry Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares of Common Stock for issuance under the Plan by the Company’s shareholders subsequent to such Entry Date.

8. Delivery. As soon as administratively practicable after each Purchase Date on which a purchase of shares of Common Stock occurs, the Company shall arrange the delivery to each participant, the shares purchased upon exercise of his or her purchase right in a form determined by the Administrator (in its sole discretion). No participant shall have any voting, dividend, or other shareholder rights with respect to shares of Common Stock subject to any purchase right granted under the Plan until such shares have been purchased and delivered to the participant as provided in this Section 8.

9. Withdrawal.

(a) Under procedures established by the Administrator, a participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her purchase right under the Plan at any time by (i) submitting to the Company’s payroll office (or its designee) a written notice of withdrawal in the form prescribed by the Administrator for such purpose, or (ii) following an electronic or other withdrawal procedure prescribed by the Administrator. All of the participant’s payroll deductions credited to his or her account shall be paid to such participant as promptly as practicable after the effective date of his or her withdrawal and such participant’s purchase right for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for the Purchase Interval then in progress and, unless the Employee again enrolls in the Plan in accordance with Section 4, no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of any future Purchase Interval in that Offering Period or in the succeeding Offering Period unless the Employee re-enrolls in the Plan in accordance with the provisions of Section 4.

(b) A participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the participant withdraws.

10. Termination of Employment. In the event a participant ceases to be an Employee of an Employer, his or her purchase right shall immediately expire and any payroll deductions credited to such participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 14, and such participant’s purchase right shall be automatically terminated.

11. Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

12. Stock.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 18, the maximum number of shares of Common Stock which shall be made available for sale under the Plan shall be 4,950,000 shares plus the 108,000 shares which have been reserved but not issued under the Company’s 1995 Employee Stock Purchase Plan as of the date of its termination.

(b) Shares of Common Stock to be delivered to a participant under the Plan shall be registered in the name of the participant or in the name of the participant and his or her spouse.

13. Administration. The Administrator shall administer the Plan and shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties.

14. Designation of Beneficiary.

(a) A participant may designate a beneficiary who is to receive any shares of Common Stock and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Purchase Date on which the purchase right is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may designate a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the purchase right. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b) In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c) All beneficiary designations under this Section 14 shall be made in such form and manner as the Administrator may prescribe from time to time.

15. Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of a purchase right or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from an Offering Period in accordance with Section 9.

16. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions. Until shares of Common Stock are issued under the Plan (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a participant shall only have the rights of an unsecured creditor with respect to such shares.

17. Reports. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

18. Adjustments, Dissolution, Liquidation, Merger or Change of Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock such that an adjustment is determined by the Administrator (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Administrator shall, in such manner as it may deem equitable, adjust the number and class of Common Stock which may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each purchase right under the Plan which has not yet been exercised, and the numerical limits of Section 6.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Purchase Date (the “New Purchase Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The New Purchase Date shall be before the date of the Company’s proposed dissolution or liquidation. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Purchase Date, that the Purchase Date for the participant’s purchase right has been changed to the New Purchase Date and that the participant’s purchase right shall be exercised automatically on the New Purchase Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 9.

(c) Merger or Change of Control. In the event of a merger of the Company with or into another corporation or a Change of Control, each outstanding purchase right shall be assumed or an equivalent purchase right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the purchase right, the Purchase Interval then in progress shall be shortened by setting a new Purchase Date (the “New Purchase Date”) and the Offering Period then in progress shall end on the New Purchase Date. The New Purchase Date shall be before the date of the Company’s proposed merger or Change of Control. The Administrator shall notify each participant in writing, at least ten (10) business days prior to the New Purchase Date, that the Purchase Date for the participant’s purchase right has been changed to the New Purchase Date and that the participant’s purchase right shall be exercised automatically on the New Purchase Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 9.

19. Amendment or Termination.

(a) The Administrator may at any time and for any reason terminate or amend the Plan. Except as otherwise provided in the Plan, no such termination can affect purchase rights previously granted under the Plan, provided that an Offering Period may be terminated by the Administrator on any Purchase Date if the Administrator determines that the termination of the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 18 and this Section 19, no amendment may make any change in any purchase right theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain stockholder approval in such a manner and to such a degree as required.

(b) Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

(c) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(ii) shortening any Offering Period so that Offering Period ends on a new Purchase Date, including an Offering Period underway at the time of the Board action; and

(iii) allocating shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

20. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. Conditions Upon Issuance of Shares. Shares of Common Stock shall not be issued with respect to a purchase right under the Plan unless the exercise of such purchase right and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder, the Exchange Act and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of a purchase right, the Company may require the person exercising such purchase right to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It shall continue in effect until terminated pursuant to Section 19.

23. Automatic Transfer to Low Price Offering Period. To the extent permitted by any applicable laws, regulations, or stock exchange rules if the Fair Market Value of the Common Stock on any Purchase Date in an Offering Period is lower than the Fair Market Value of the Common Stock on the Enrollment Date of such Offering Period, then all participants in such Offering Period shall be automatically withdrawn from such Offering Period immediately after the exercise of their purchase right on such Purchase Date and automatically re-enrolled in the immediately following Offering Period and the current Offering Period shall automatically terminate after such purchase of shares on the Purchase Date. The Administrator may shorten the duration of such new Offering Period within five (5) business days following the start date of such new Offering Period.

APPENDIX

The following definitions shall be in effect under the Plan:

Definitions.

(a) “Administrator” means the Board or any committee thereof designated by the Board in accordance with Section 13.

(b) “Board” means the Board of Directors of the Company.

(c) “Change of Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii) The consummation of a merger or consolidation of the Company, with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company, or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(iv) A change in the composition of the Board, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” means Directors who either (A) are Directors as of the effective date of the Plan (pursuant to Section 22), or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those Directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Common Stock” means the common stock of the Company.

(f) “Company” means Intevac, Inc., a California corporation.

(g) “Compensation” means an Employee’s base straight time gross earnings, but exclusive of payments for commissions, overtime, shift premium and other compensation.

(h) “Designated Subsidiary” means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan.

(i) “Director” means a member of the Board.

(j) “Employee” means any individual who is a common law employee of an Employer and is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year by the Employer. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

(k) “Employer” means any one or all of the Company and its Designated Subsidiaries.

(l) “Enrollment Date” means the first Trading Day of each Offering Period.

(m) “Entry Date” means the Enrollment Date or Semi-Annual Entry Date on which an individual becomes a participant in the Plan.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for the Common Stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable, or;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable, or;

(iii) In the absence of an established market for the Common Stock, its Fair Market Value shall be determined in good faith by the Administrator.

(p) “Offering Periods” means the successive periods of approximately twenty-four (24) months, each comprised of one or more successive Purchase Intervals. The duration and timing of Offering Periods may be changed pursuant to Section 3 of this Plan.

(q) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(r) “Plan” means this 2003 Employee Stock Purchase Plan.

(s) “Purchase Date” means the last Trading Day in January and July of each year. The first Purchase Date under the Plan shall be January 30, 2004.

(t) “Purchase Interval” shall mean the approximately six (6) month period running from the first Trading Day in February of each year through the last Trading Day in July of each year or from the first Trading Day in August of each year through the last Trading Day in January of the following year. However, the initial Purchase Interval shall commence on the Enrollment Date of the first Offering Period and end on the last Trading Day in January 2004.

(u) “Purchase Price” means, for each participant, an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on (i) the Participant’s Entry Date into that Offering Period, or (ii) on the Purchase Date, whichever is lower; provided however, that the Purchase Price may be adjusted by the Administrator pursuant to Section 19.

(v) “Semi-Annual Entry Date” means the first Trading Day of each Purchase Interval provided that such Trading Day is not an Enrollment Date.

(w) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(x) “Trading Day” means a day on which the U.S. national stock exchanges and the Nasdaq System are open for trading.

PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTEVAC, INC. Wendell Blonigan and James Moniz, or either of them, are hereby appointed as the lawful agents and proxies of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution) to represent and to vote all shares of capital stock of Intevac, Inc. which the undersigned is entitled to vote at our Annual Meeting of Stockholders on May 15, 2019, and at any adjournments or postponements thereof, as follows on the reverse side. CONTINUED AND TO BE SIGNED ON REVERSE SIDE

The Board of Directors unanimously recommends a vote FOR each of the proposals below. This Proxy will be voted as directed, or, if no direction is indicated, will be voted FOR each of the proposals below and at the discretion of the persons named as proxies upon such other matters as may properly come before the meeting. This proxy may be revoked at any time before it is voted. 1. The election of all nominees listed below for the Board of Directors, as described in the Proxy Statement: Nominees: FOR AGAINST ABSTAIN 01 David S. Dury 02 Wendell T. Blonigan 03 Kevin D. Barber 04 Stephen A. Jamison 05 Mark P. Popovich 06 Thomas M. Rohrs 07 John F. Schaefer 2. Proposal to approve an amendment to increase the maximum number of shares of Common Stock authorized for issuance under the Company’s 2003 Employee Stock Purchase Plan by 500,000 shares: FOR AGAINST ABSTAIN 3. Proposal to ratify the appointment of BPM LLP as independent public accountants of Intevac for the fiscal year ending December 28, 2019: FOR AGAINST ABSTAIN 4. Proposal to approve, on a non-binding, advisory basis, the, executive compensation of the Company’s named executive officers:FOR AGAINST ABSTAIN 5. Transaction of any other business which may properly come before the meeting and any adjournment or postponement thereof. DATE:             , 2019 (Signature) (Signature if held jointly) (Please sign exactly as shown on your stock certificate and on the envelope in which this proxy was mailed. When signing as partner, corporate officer, attorney, executor, administrator, trustee, guardian or in any other representative capacity, give full title as such and sign your own name as well. If stock is held jointly, each joint owner should sign.) PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.